UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2011

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Tuesday, May 17, 2011

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters, 315 Enterprise Drive Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect nine directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011.

3. To vote on a non-binding resolution to approve the compensation of our named executive officers.

4. To vote on a non-binding proposal on the frequency of the advisory vote on the compensation of our named executive officers.

5. To act upon any other matters properly coming before the meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2010 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ Richard D. Gorelick

Richard D. Gorelick
Senior Vice President, General Counsel,
  Human Resources and Secretary

Plainsboro, New Jersey
April 14, 2011

SEC rules changed how shares held in brokerage accounts are voted in director elections. If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted. Previously, if your brokerage firm did not receive instructions from you, they were permitted to vote your shares for you in director elections.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), the non-binding resolution to approve the compensation of our named executive officers (Proposal 3) and the non-binding proposal on the frequency of the advisory vote on the compensation of our named executive officers (Proposal 4), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION
311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2011. The proxy statement and annual report to security holders are available on our internet site at
http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2011 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Tuesday, May 17, 2011 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 14, 2011.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”);

(iii) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Executive Compensation”); and

(iv) a non-binding proposal on the frequency of an advisory vote on the compensation of our named executive officers (see “Proposal 4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation”);

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 31, 2011, the record date for the Meeting, 28,541,005 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2011 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 4, you may vote to indicate whether you would prefer an advisory vote on executive compensation once every “ONE YEAR”, “TWO YEARS” or “THREE YEARS” or “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. No recommendation is being made by the Board of Directors on Proposal 4.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated nine persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Thomas J. Baltimore, Jr., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, Raymond G. Murphy, Christian S. Schade, James M. Sullivan and Anne M. VanLent, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

THOMAS J. BALTIMORE, JR. has been a director of the Company since March 2007. He serves as President of RLJ Development, LLC, which he co-founded in 2000. Prior to launching RLJ, he worked at Hilton Hotels Corporation as Vice President, Development and Finance (1999 to 2000) and Vice President, Gaming Development (1997 to 1998). From 1994 to 1996, Mr. Baltimore was Vice President, Business Development for Host Marriott Services (a spinoff entity from Host Marriott Corporation). Mr. Baltimore also worked for Marriott Corporation, holding various positions in the company, including Senior Director and Manager. Prior to his employment with Marriott, Mr. Baltimore was a staff auditor for Price Waterhouse. He also serves as a director for Prudential Financial, Inc., Duke Realty Corporation and the University of Virginia (Darden School and Jefferson Scholars Foundation). Further, he is a member of the Hilton Hotel Corporation Owners’ Advisory Board, Marriot International Association Board and the American Hotel & Lodging Association Industry Real Estate Finance Advisory Council. He received a B.S. degree from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the Colgate Darden Graduate School of Business Administration at the University of Virginia. Mr. Baltimore is 47 years old.

KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. He previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 66 years old.

RICHARD E. CARUSO, PH.D. founded the Company in 1989 and has served as the Company’s Chairman since March 1992. Dr. Caruso is currently a member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, a member of the Board of Directors of Diasome Pharmaceuticals, LLC, a start-up company in which Quaker BioVentures is an investor, and an advisor to NewSpring Capital and ePlanet Ventures II, both diversified venture capital financial investors. Further, he serves as the Chief Executive Officer of Smart Personalized Medicine, LLC, President of Manage RightLite, LLC and is a member of the Board of Directors of Songbird Hearing Inc. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. In 2006, Dr. Caruso was named the Ernst and Young National Entrepreneur of the Year for the United States. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and the Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University and a Ph.D. degree from the London School of Economics, University of London (United Kingdom). Dr. Caruso is 67 years old.

STUART M. ESSIG is Integra’s Chief Executive Officer and a director. He joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig has chaired Audit, Compensation and Nominating and Governance

Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to more than $15 billion in market capitalization. Mr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Mr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Mr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Mr. Essig received an A.B. degree, and graduated with magna cum laude honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig is 49 years old.

NEAL MOSZKOWSKI has been a director of the Company since 2006. He previously served as a director of the Company from March 1999 to May 2005. He has been the Co-Chief Executive Officer of TowerBrook Capital Partners LP, a private equity investment firm, since 2005. Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity, the private equity investment business of Soros Fund Management LLC, where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co. and affiliates, where he served as Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski also currently serves as a director of several privately-owned companies. Mr. Moszkowski earned his B.A. with magna cum laude honors in Economics and History from Amherst College in 1988. In addition, he received his M.B.A. from the Stanford University Graduate School of Business in 1993. Mr. Moszkowski is 45 years old.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. Since 2005, he has been a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 63 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He has been Executive Vice President of NRG Energy, Inc. and Chief Financial Officer since May 2010. Between 2000 and 2009, Mr. Schade was the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc. In addition, Mr. Schade was responsible for technical operations and business development at Medarex. Headquartered in Princeton, New Jersey, Medarex, prior to its acquisition by Bristol-Myers Squibb Company, was a NASDAQ-listed biopharmaceutical company focused on the discovery and development of human antibody-based therapeutic products for the treatment of a wide range of life threatening and debilitating diseases. While at Medarex, Mr. Schade helped Medarex to grow to become a leading pharmaceutical development company raising capital through a series of public capital market and asset monetization transactions. He also oversaw the manufacturing of multiple development/clinical programs, including ipilimumab currently in Phase 3 clinical trials. Prior to joining Medarex, Mr. Schade served as Managing Director at Merrill Lynch in London where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves as Chair of the Board of Trustees at Princeton Academy School. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 50 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. He is a Co-Founder of, and currently the Principal Advisor to, the Clover Investment Group. Between 1986 and April 2009, he held several positions with

Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions and Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 67 years old.

ANNE M. VANLENT has been a director of the Company since 2004. She is currently President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President — Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent also currently serves as a director and chair of the audit committee for Tranzyme Pharma, Inc., a NASDAQ-listed company. She was a director and chair of the audit committee of Penwest Pharmaceuticals Co., also a NASDAQ-listed company, until its sale to Endo Pharmaceuticals in the fall of 2010. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent is 63 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and two special meetings during 2010. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Mr. Essig, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco. In making this determination with respect to Dr. Caruso and Mr. Moszkowski, the Board of Directors considered that Dr. Caruso, Mr. Essig and Mr. Henneman, our Executive Vice President, Finance and Administration, and Chief Financial Officer, are limited partners in private equity funds managed by TowerBrook Capital Partners, LP, of which Mr. Moszkowski serves as co-chief executive officer, and concluded that such investments do not affect the independence of Dr. Caruso and Mr. Moszkowski. In making this determination with respect to Mr. Moszkowski, the Board of Directors also considered (i) that Mr. Essig serves without compensation on the Management Advisory Board of TowerBrook Capital Partners, LP and concluded that such relationship does not affect the independence of Mr. Moszkowski and (ii) that the Company pays administrative fees to Broadlane, Inc. (a majority interest of which, until November 2010, two private equity funds managed by TowerBrook Capital Partners, LP owned) in its capacity as a group purchasing organization relating to contracts (which do not obligate Broadlane, Inc., the negotiating entity, or its member organizations to buy our products) obtained through a competitive bidding process and for which Mr. Moszkowski receives no compensation and concluded that such relationship does not affect the independence of Mr. Moszkowski.

The Company has standing Audit, Nominating and Corporate Governance, and Compensation Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2010, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

Audit Committee.  The members of the Audit Committee are Ms. VanLent (chair), Mr. Murphy, Mr. Schade and Mr. Sullivan. The Committee met six times in 2010. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Ms. VanLent, Mr. Murphy, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them are “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are Dr. Bradley, Mr. Moszkowski and Mr. Sullivan (chair). The Committee met five times in 2010. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. However, both the Nominating and Corporate Governance Committee and the Board of Directors evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. The Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock beneficially owned by such candidate, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock beneficially owned by the stockholder and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary.

Compensation Committee.  The members of the Compensation Committee are Dr. Bradley (chair), Mr. Baltimore and Mr. Moszkowski. The Committee met eight times in 2010. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan (which expired in April 2010), the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, the Company’s 1998 Stock Option Plan (which expired in February 2008), the Company’s 1999 Stock Option Plan (which expired in February 2009) and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of Mr. Essig. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 10,000 shares of common stock during the previous 12 months, however, rests with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 19, 2010.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Annual Review of Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

During 2011, the Compensation Committee of the Board of Directors engaged Towers Watson (the surviving entity after the merger of Towers Perrin and Watson Wyatt & Company) to provide consulting services on the Compensation Discussion and Analysis and the advisory proposal on executive compensation (Proposal 3), as well as the Summary of Potential Payments table in this proxy statement. During 2010 and 2008, the Compensation Committee engaged Towers Watson and Watson Wyatt & Company, respectively, to advise it in connection with a review of the Company’s 2003 Equity Incentive Plan. In addition, during 2010, the Compensation Committee engaged Towers Watson to advise it in connection with the Company’s employment agreement with Mr. Arduini, the extension of the employment agreement with Mr. Henneman and a review of non-employee director compensation. Further, during 2008, the Compensation Committee engaged Watson Wyatt & Company to advise it in connection with the extension of the Company’s employment agreements with Messrs. Essig, Carlozzi and Henneman. The Compensation Committee also called upon Watson Wyatt & Company in 2008 to provide consulting services on the Compensation Discussion and Analysis part of the 2008 proxy statement.

During 2010, 2009 and 2008, Watson Wyatt & Company served as a consultant to the Company in connection with the preparation of the Summary of Potential Payments table in the proxy statement.

During 2009, the Board of Directors engaged Watson Wyatt & Company to advise it on management development and succession planning matters.

DIRECTOR QUALIFICATIONS

As indicated above under “Information Concerning Meetings and Certain Committees — Nominating and Corporate Governance Committee,” the Board of Directors has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

In identifying appropriate candidates to serve as directors, the Board believes that individuals with experience as chief executive officers or chief financial officers have demonstrated leadership skills and experience to provide sound business judgment and insights to assist the Company in addressing the many issues that the Company faces. In addition, the Board considers public company experience when evaluating director candidates. While the Board values experience in the medical device or life sciences industries, it also seeks to include a broad range of experiences such as academic, financial and international experience. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual may work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

Mr. Baltimore is the President of RLJ Development, LLC, a privately-held real estate investment company which he co-founded in 2000 and which has almost $2 billion in equity under his management. Prior to that time, he worked at Hilton Hotels and Marriott Corporation holding various leadership positions. Before Marriott, he was a staff auditor for Price Waterhouse. He also serves as a director for Prudential Financial, Duke Realty and the University of Virginia (Darden School and Jefferson Scholars Foundation). The Board believes that his business acumen, leadership skills, company management, business development and financing experience provide valuable insight to the Board.

Dr. Bradley has been a director of the Company since 1992. He has experience as a director of Highway Insurance plc, a company listed on the London Stock Exchange, as well as a consultant to a number of business, government and international organizations and significant international academic experience and outside board and chair experience. Dr. Bradley’s experience and knowledge of the Company, his international business, accounting and executive compensation experience, consulting and teaching background in management and management strategy, as well as outside board experience, enable him to make significant contributions to the Board.

As indicated below under “Board Leadership Structure,” Dr. Caruso founded the Company in 1989 and has served as the Company’s Chairman of the Board of Directors since March 1992. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. He currently is a member of The Provco Group, a venture and real estate investment company. The Board believes that it benefits greatly by having a Chairman with significant experience and knowledge of the Company and the medical device and life sciences industries, leadership and risk management skills, product and business development expertise, financing and international experience, business acumen and outside board experience.

Mr. Essig served as both President and CEO of the Company from 1997 until 2010 and continues to serve as CEO. Prior to joining the Company, he was a managing director at Goldman, Sachs & Co. where he supervised the medical technology practice. In addition, he serves as a board member of St. Jude Medical Corporation, a NYSE-listed company, as well as the ADVAMED, a trade association that represents the medical device industry. Previously he served on the board of directors of Zimmer Holdings, Inc., a NYSE-listed medical device company. Mr. Essig’s significant experience in serving as an investment banker for numerous medical device companies, his finance, business development, management, leadership and risk assessment skills, his knowledge of the Company, and his broad knowledge of, and strategic perspective in, the medical device industry, as well as his manufacturing, compliance, public company and outside board experience, make him a highly-valued member of the Board.

Mr. Moszkowski has been Co-Chief Executive Officer of TowerBrook Capital Partners, LP, a private equity investment firm which manages approximately $5 billion of investments, since 2005. He also served in leadership positions at another private equity investment business and at Goldman, Sachs & Co and affiliates and as a board member of Wellcare Health Plans, Inc. and Bluefly, Inc., each of which is a public company, and currently serves as a board member of several private companies. The Board greatly values his leadership and risk assessment skills, business acumen, company management, governance and financial, strategic and executive compensation expertise, as well as his outside board experience, including experience with life sciences and medical device companies.

Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. between 2004 and 2008. He also served in various other leadership positions at Time Warner and at America Online, Inc., Marriott International, Inc. Manor Care Inc, Ryder Systems Inc. and WR Grace & Company. His financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience enable him to make valuable contributions to the Board.

Mr. Schade has been Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a NYSE-listed company, since May 2010. He was formerly the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc., a NASDAQ-listed company prior to its acquisition by Bristol-Myers Squibb Company. He also served in various other leadership positions at Medarex and Merrill Lynch. The Board greatly values his expertise in corporate management, finance, manufacturing, accounting and human resources, his management, leadership, business development and risk management skills, as well as his international experience and significant knowledge and experience in the life sciences industry with a public company.

Mr. Sullivan has been a director since 1992. He is the Senior Advisor to the Clover Investment Group. He has held several top leadership positions with Marriott International, Inc., Tenly Enterprises, Inc., Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heubein, Inc. and was a senior auditor for Arthur Andersen & Co. His experience and knowledge of the Company, financial expertise and experience in corporate management, business development, risk assessment and international business, his background in accounting and auditing, his public company experience with global companies, as well as his outside board experience, are highly-valued qualifications.

Ms. VanLent is the President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent also served as the Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company, and Executive Vice President of Sarnoff Corporation, a multidisciplinary research and development firm, and as Senior Vice President and Chief Financial Officer of The Lipsome Company, a publicly traded biopharmaceutical company. Her leadership and corporate management skills, her expertise in financial matters, accounting, corporate strategy and compliance expertise, her knowledge of and experience with the life sciences industry, as well as her public company and outside board experience, including serving as a director and chair of the audit committee for Tranzyme Pharma, Inc., a NASDAQ-listed company, make her a highly-valued member of the Board.

For additional information on the background and experience of each of our directors, see “Proposal 1. Election of Directors.”

BOARD LEADERSHIP STRUCTURE

The Company currently has nine members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Thomas J. Baltimore, Jr., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, Raymond G. Murphy, Christian S. Schade, James M. Sullivan and Anne M. VanLent. All current members of the Board are nominees for election to the Board at the 2011 annual meeting of stockholders.

Richard E. Caruso, Ph.D., founded the Company in 1989 and has served as the Company’s Chairman of the Board of Directors since March 1992. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a major stockholder of the Company. We believe that we benefit greatly by having a Chairman with significant experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

As indicated above, Stuart M. Essig served as both President and Chief Executive Officer from 1997 to 2010 and continues to serve as Chief Executive Officer of the Company. He is also one of the members of the Board of Directors. His position is separate from that of the Chairman of the Board. We view having a separate chairman position as putting the Company in the best position to oversee all executives of the Company and set a pro-shareholder agenda without the management conflicts that a CEO or other executive insiders might face. This, in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our directors that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our current Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of our financial statements. Management meets regularly with the Audit Committee to discuss and review the financial risk management processes. These discussions address compliance with Sarbanes-Oxley (including discussions regarding internal controls and procedures), disclosure controls and procedures and accounting and reporting compliance, as well as tax and treasury matters. Our internal audit team’s responsibilities include providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results. Management also regularly discusses with the Audit Committee liquidity, capital, funding needs and other financial matters.

The Compensation Committee oversees risk relating to executive compensation programs. The Compensation Committee considers compensation risk during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors. Management recently conducted a review and risk assessment of the Company’s 2011 incentive compensation programs (which cover the executive officers and certain other employees in the U.S., Australia, Canada, Europe, New Zealand, Asia Pacific, Latin America and Puerto Rico) and presented a detailed report to the Board on this subject at its February 2011 meeting. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved the conclusions that (i) our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior and (ii) we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company.

See “Risk Assessment Regarding Compensation Policies and Practices” below. The Nominating and Corporate Governance Committee has oversight of corporate governance matters. These matters include evaluation of the performance of the Board, its Committees and members, as well as establishing policies and procedures for good corporate governance.

Recently, management presented a detailed report to the Board at its February 2011 meeting on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assisted the Board in its evaluation of the Company’s risk management practices.

Our Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our strong Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior executive team annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment would involve many members of management and solicit management’s views of all the business risks facing the Company. Management would report to, and discuss with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan and our budget, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions.

In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•	Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the longer-term sustainability of our business; and

•	Stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for longer-term consequences.

Our Compensation Committee considered the risk implications of our compensation practices during its deliberations on the design of our 2011 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER
COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. Eight of our nine incumbent directors attended the 2010 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position

Stuart M. Essig	49	Chief Executive Officer and Director
Peter J. Arduini	45	President and Chief Operating Officer
John B. Henneman, III	49	Executive Vice President, Finance and Administration, and Chief Financial Officer
Judith E. O’Grady	60	Senior Vice President, Regulatory Affairs and Quality Systems, and Corporate Compliance Officer
Jerry E. Corbin	51	Vice President, Corporate Controller and Principal Accounting Officer

STUART M. ESSIG is Integra’s Chief Executive Officer and a director. He joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to more than $15 billion in market capitalization. Mr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Mr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Mr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Mr. Essig received an A.B. degree, and graduated with magna cum laude honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business.

PETER J. ARDUINI is Integra’s President and Chief Operating Officer, responsible for worldwide sales and marketing, human resources, research and development, clinical education, manufacturing, quality and regulatory activities. Mr. Arduini joined Integra in November 2010. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter in April 2005, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter & Gamble in sales and marketing. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. In addition, he serves on the Board of Directors of the National Italian American Foundation.

JOHN B. HENNEMAN, III is Integra’s Executive Vice President, Finance and Administration, and Chief Financial Officer. He is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax, and treasury. In addition, he is responsible for information systems, distribution, logistics, customer service, business development, the law department and investor relations. Mr. Henneman has been our Executive Vice President since February 2003, was our Chief Administrative Officer from February 2003 until May 13, 2008 and was Acting Chief Financial Officer from September 6, 2007 until May 13, 2008. Mr. Henneman was our General Counsel from September 1998 until September 2000 and our Senior Vice President, Chief Administrative Officer and Secretary from September 2000 until February 2003. Mr. Henneman received an A.B. degree from Princeton University and a J.D. from the University of Michigan Law School.

JUDITH E. O’GRADY is Integra’s Senior Vice President of Regulatory Affairs and Quality Systems, and Corporate Compliance Officer. Ms. O’Grady joined Integra in 1985. Ms. O’Grady has worked in the areas of medical devices and collagen technology for over 20 years. Prior to joining Integra, Ms. O’Grady worked for Colla-

Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

JERRY E. CORBIN is Integra’s Vice President, Corporate Controller and Principal Accounting Officer. Mr. Corbin joined Integra in June 2006. He is responsible for U.S. GAAP and statutory financial reporting, accounting principles and policies and tax accounting. Prior to joining Integra, Mr. Corbin held key finance positions in corporate accounting, sales and marketing and research and development for Sanofi-Aventis and its predecessors from 1989 to 2006. Prior to that, he held management positions with Sigma-Aldrich Corporation and Edward D. Jones & Company and he gained his initial auditing experience with Arthur Andersen & Company. Mr. Corbin received a B.S. degree from Illinois State University and is a certified public accountant.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2010 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2011. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2010, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2010	2009
	(In thousands)

Audit Fees	$3,424	$3,773
Audit-Related Fees	35	197
Total Audit and Audit-Related Fees	$3,459	$3,970
Tax Fees	422	281
All Other Fees	206	0
Total Fees	$4,087	$4,251

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to employee benefits plan audits, agreed upon procedures, reports, audits and reviews in connection with acquisitions, accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services relating to the future implementation of a global resource planning system and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2009 or 2010.

All services and fees described above were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking our stockholders’ advisory vote on our executive compensation of our named executive officers.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are crucial to our success. Under these programs, we provide our named executive officers with appropriate objectives and incentives to achieve our business objectives. We urge our stockholders to read the CD&A beginning on page 20 for a more detailed discussion of how the Company’s compensation programs reflect our overall compensation philosophy and core principles.

Our executive team has successfully managed the Company through the recent economic downturn. Despite the challenging global economic and regulatory environment, we delivered good results in 2010. We reported record total revenue for 2010 of $732.1 million, reflecting an increase of $49.6 million, or 7%, over 2009. Excluding the impact of foreign currency exchange rates, revenues grew by 7%. We reported GAAP net income of $65.7 million, or $2.17 per diluted share, for 2010, compared to GAAP net income of $51.0 million, or $1.74 per diluted share for 2009. We generated $105.6 million in cash flows from operations. In addition, we returned value to stockholders by repurchasing approximately 858,000 shares of common stock in the open market, using $31.3 million of cash. Further, we achieved $166.7 million of adjusted EBITDA (excluding the impact of stock-based compensation expense) which was in the high end of our Chief Executive Officer’s goal range for 2010. We also established a $450.0 million, five-year, senior secured revolving credit facility and $150.0 million, five-year, senior secured term loan A, replacing our old credit facility. These results, in addition to good performance in non-financial areas, were important factors in the Compensation Committee’s decisions on the compensation of our named executive officers.

In addition, the Company has an excellent track record of delivering results for our stockholders, as shown by the stock performance chart in the Executive Summary section of the CD&A.

We believe that the compensation paid, which is based on both Company and individual performance, reflects our “pay for performance” compensation philosophy. In addition, we believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives.

•	The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.

•	The Compensation Committee monitors our executive compensation programs and reviews competitive market data that its compensation consultant provides on the pay levels of top executives of companies in our peer groups, so that we may ensure that our compensation programs are competitive.

•	The Compensation Committee considers compensation risk implications during its deliberations on the design of our executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

•	We maintain a number of policies contributing to good corporate governance practices, as listed below and described in the “Summary of Policies Contributing to Good Governance Practices” section of the CD&A.

•	Use of Equity as a Primary Component of our Compensation Programs

•	Strong Risk Management Program

•	Annual Election of Directors

•	Separation of Board Chair and Chief Executive Officer Positions

•	Independent Board Members Meet Regularly in Executive Sessions

•	Stock Ownership Guidelines

•	Compensation Committee’s Retention of Independent Compensation Consultant

•	Deferral of a Significant Portion of our Chief Executive Officer’s Compensation

•	No Supplemental Executive Retirement Programs

•	Historical Practice of Not Paying Bonuses Higher than Target Amounts

•	Change in Control Agreements Have Double Trigger Arrangements

•	No Excise Tax Gross-Ups in New or Amended Employment Agreements

•	No Significant Perquisites

We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following advisory resolution at our 2011 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the say-on-pay vote is advisory, it will not be binding on the Company, the Compensation Committee or our Board of Directors. That said, we value the opinions of our stockholders, and, accordingly, our Compensation Committee will review the voting results and take them into consideration (among other factors it deems relevant) when making future decisions regarding executive compensation.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required for advisory approval of this proposal. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking our stockholders’ advisory vote on the frequency of future stockholder advisory votes on our executive compensation programs. This proposal seeks the stockholders’ advisory vote on whether they would prefer the company, through its annual proxy process, to hold an advisory vote on the compensation for our named executive officers once every one, two or three years.

A stockholder advisory vote on executive compensation is important to the Company. Our Board of Directors acknowledges that there are many arguments supporting an annual vote and equally compelling arguments supporting a vote every three years.

Arguments supporting a vote once every three years include the following:

•	Our compensation programs tie a substantial portion of executive compensation to our long-term corporate performance and, therefore, a vote every three years is best aligned with the long-term focus of our executive compensation programs;

•	A triennial vote provides stockholders with the opportunity to more fully and effectively assess our long-term compensation strategies and business performance;

•	A triennial vote reduces the burden on our stockholders; and

•	A triennial cycle provides sufficient time for the Company to evaluate and respond to stockholder input.

Arguments supporting a vote every year include the following:

•	An annual vote may enhance communications with our stockholders by providing a clear, simple and frequent means for the Company to obtain information on investor views about our executive compensation philosophy and programs; and

•	An annual vote may provide for a higher level of communication by enabling the vote to correspond to the compensation information in the accompanying proxy statement.

We understand that our stockholders may have different views as to what is the best approach for Integra, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting on this proposal. Because this vote is advisory, it is not binding on the Board of Directors or the Company. The Board of Directors, however, will consider the voting results (among other factors it deems relevant) when determining the frequency for the Company to hold future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives a majority or the highest number of votes cast.

Abstentions and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” any frequency choice and will have no effect on the outcome of this proposal.

Required Vote for Advisory Approval

The affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for advisory approval of this proposal. For this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of stockholders to be the frequency that has been selected by our stockholders. Abstentions and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” any frequency choice and will have no effect on the outcome of this proposal.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview

This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow. This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, who consist of our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer, our former Chief Operating Officer and two other executive officers, as determined under the rules of the SEC. For 2010, our named executive officers were:

•	Stuart M. Essig, our Chief Executive Officer;

• Peter J. Arduini, our President and Chief Operating Officer;

•	John B. Henneman, III, our Executive Vice President, Finance and Administration, and Chief Financial Officer;

•	Gerard S. Carlozzi, our former Executive Vice President and Chief Operating Officer (Mr. Carlozzi retired from the Company on January 4, 2011);

•	Judith E. O’Grady, our Senior Vice President, Regulatory Affairs and Quality Systems, and Corporate Compliance Officer; and

•	Jerry E. Corbin, our Vice President, Corporate Controller and Principal Accounting Officer.

The Compensation Committee of our Board of Directors plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to the Compensation Committee’s approval. The report of the Committee appears following this section.

Executive Summary

We design our compensation programs to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds objectives that the Compensation Committee establishes with the objective of increasing stockholder value. In line with this philosophy, our named executive officers’ total compensation will vary based on individual and corporate performance on both financial and non-financial objectives, without encouraging excessive or unnecessary risk-taking behaviors. (See “Philosophy” below for information about our compensation philosophy.)

Despite the challenging global economic and regulatory environment, we delivered good results in 2010. We reported record total revenue for 2010 of $732.1 million, reflecting an increase of $49.6 million, or 7%, over 2009. Excluding the impact of foreign currency exchange rates, revenues grew by 7%. We reported GAAP net income of $65.7 million, or $2.17 per diluted share, for 2010, compared to GAAP net income of $51.0 million, or $1.74 per diluted share for 2009. We generated $105.6 million in cash flows from operations. In addition, we returned value to stockholders by repurchasing approximately 858,000 shares of common stock in the open market, using $31.3 million of cash. Further, we achieved $166.7 million of adjusted EBITDA (excluding the impact of stock-based compensation expense) which was in the high end of our Chief Executive Officer’s goal range for 2010. We also established a $450.0 million, five-year, senior secured revolving credit facility and $150.0 million, five-year, senior secured term loan A, replacing our old credit facility. These results, in addition to good performance in non-financial areas, were important factors in the Compensation Committee’s decisions on the compensation of named executive officers.

Equity is a key component of our executive compensation program. Our use of equity links the performance of our executives to the performance of our stock, which links our executives’ interests to those of our stockholders.

STOCK PERFORMANCE GRAPH

Our total cumulative five year stockholder return exceeds those of the Nasdaq Stock Market - U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The following line graph and table compare, for the period from December 31, 2005 through December 31, 2010, the yearly change in the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the Nasdaq Stock Market — U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the Company’s common stock and the relevant index was $100 at December 31, 2005 and that any dividends were reinvested. The closing market price of the Company’s common stock on December 31, 2010 was $47.30 per share.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
VALUE OF INVESTMENT OF $100 ON DECEMBER 31, 2005

Comparison of Cumulative Total Return among Integra LifeSciences Holdings Corporation, the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and
Distributors Index, and the Nasdaq Stock Market — U.S. Index

	12/05	12/06	12/07	12/08	12/09	12/10
Integra LifeSciences Holdings Corporation	$100	$120	$118	$100	$104	$133
Nasdaq Medical Devices, Instruments and Supplies Manufacturers and Distributors Index	$100	$105	$134	$72	$105	$112
Nasdaq Stock Market — U.S. Index	$100	$110	$119	$57	$83	$98

The graph and table above depict the past performance of the Company’s stock price. The Company neither makes nor endorses any predictions as to future stock performance.

We highlight below the key elements that the Compensation Committee relied upon to determine our Chief Executive Officer’s compensation, including his accomplishments, decisions made with respect to our executive compensation programs in 2010 and our compensation policies, which we believe contribute to good governance practices.

Chief Executive Officer Compensation and Key Accomplishments

•	Annual Review of Objectives. Our Compensation Committee, as well as our Board of Directors, reviews Mr. Essig’s objectives annually and those objectives serve as the basis for our Compensation Committee’s decisions regarding Mr. Essig’s compensation.

•	Chief Executive Officer Compensation. Mr. Essig’s compensation significantly exceeds the compensation paid to any of the other named executive officers because of many reasons, including (i) that he has responsibilities and obligations at the Company that are significantly greater than those of any of the other named executive officers, (ii) chief executive officers are recruited from a distinct group of candidates who are paid higher than those in other positions and (iii) Mr. Essig has had, and continues to have, employment alternatives during his career that have paid, and offer, significant compensation.

•	Compensation Paid. Our Compensation Committee considered the strong company and individual performance when determining our Chief Executive Officer’s compensation for 2010. We increased Mr. Essig’s salary to $700,000 (the minimum allowed under his employment agreement), following a year in which he agreed to reduce his salary to 2008 levels because of the economic downturn. In addition, we granted him a bonus for 2010 of $700,048 (approximately equal to his target amount), of which $300,000 was paid in cash and $400,048 was paid in restricted stock units (“RSUs”), following a year in which no cash bonus was paid. Further, we granted Mr. Essig 100,000 RSUs as his annual equity award.

•	Compensation Aligned with the Interests of the Stockholders. Our Chief Executive Officer’s compensation is mostly equity-based, thereby aligning his interests with those of our stockholders.

•	Financial Results. In addition to our strong financial results described above, our Chief Executive Officer achieved the high end of his adjusted EBIDTA goal range for 2010. (See “Annual Review of Compensation” below.)

•	Successful Succession Planning. Mr. Essig led our search for our new President and Chief Operating Officer, resulting in the hiring of a well-qualified candidate with more than two decades of significant operating experience within the medical device industry.

•	Leadership. Mr. Essig has hired, developed and mentored numerous executives within Integra, leads our strategic planning and actively oversees our day-to-day activities. In addition, Mr. Essig is the driving force behind building our corporate identity through a new campaign to create a competitive edge. He also maintains an active and visible position in the medical device industry, with customers, in our industry’s largest trade organization, ADVAMED and with the investment community.

Key Actions and Decisions in 2010

•	Changes to Our 2003 Equity Plan. We amended our 2003 Equity Incentive Plan to provide that we may not reprice “underwater” stock options without stockholder consent or pay dividends or dividend equivalents on unvested performance shares or units. In addition, the amendments increased the maximum number of shares of common stock which we may issue or award under the plan. Management needs the additional shares to incentivize and reward executives for performance.

•	Revised Compensation Committee Charter. We revised our Compensation Committee Charter to emphasize the Compensation Committee’s responsibility to ensure that our executive compensation programs are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive risk-taking behavior. Pursuant to the revised charter, the Compensation Committee, at least annually, will review and approve an annual risk assessment of our compensation policies and practices. In addition, the revised charter provides that the Committee will take into account the results of the stockholder advisory votes on executive compensation (among other factors it deems relevant) in determining company policies and decisions for the executive officers.

•	Successful Succession Planning. We recruited and hired Peter Arduini, a veteran device-industry executive with significant operating experience, to fill the vacancy that arose when our Chief Operating Officer retired, and we extended the term of our employment agreement with our Chief Financial Officer.

•	Competitive Pay Practices. The Compensation Committee engaged Towers Watson to provide guidance in updating our peer groups and to provide competitive market data on compensation of chief executive officers, chief financial officers and chief operating officers in the medical device industry.

Summary of Policies Contributing to Good Governance Practices

•	Equity Awards. We include equity as a primary component of our compensation program. Our use of equity awards allows us to retain and attract highly qualified executives. In addition, the use of equity awards as a component of compensation directly ties each of our key executives’ performance to the performance of our stock and thus synchronizes their interests with the interests of our stockholders.

•	Risk Management. We have a strong risk management program with specific responsibilities assigned to management, the Board and the Board’s committees. We review how the company assesses, addresses and reports risks annually with the Board.

•	Annual Election of Directors. We hold elections for all of the members of our board every year.

•	Separation of Board Chair and Chief Executive Officer Positions. We have operated with these roles separated for over ten years.

•	Board of Director Meetings. Our Board meets regularly in executive session without management present.

•	Stock Ownership. In order to align our executive officers’ interests more closely with those of our stockholders, they must meet stock ownership guidelines, described below. Each executive officer has exceeded his/her applicable stock ownership goal. Our Chief Executive Officer holds a significant amount of our equity.

•	Independent Compensation Consultant. Our Compensation Committee uses the services of an independent consultant that does not perform services for management.

•	Holding Period. Although we do not have a formal policy requiring executives to hold stock for a specified period following the applicable vesting period, a significant amount of our Chief Executive Officer’s compensation (including all of his annual equity awards granted since 2008) is, or when vested will be, deferred until six months following his separation of service.

•	No SERP. We do not offer supplemental executive retirement programs to our executives.

•	Bonuses. Historically, we have not paid our named executive officers bonuses in excess of their target.

•	Change in Control Agreements are Governed by Double Trigger Arrangements. All change in control provisions in our employment and severance agreements for executives require a termination of employment in addition to a change in control of the Company before triggering change in control benefits.

•	No Excise Tax Gross-Ups in New or Amended Employment Agreements. We did not provide for any tax gross-up provisions in the employment agreement for our new President and Chief Operating Officer. In addition, when we extended the employment agreement for our Chief Financial Officer, we removed the tax gross-up provisions. Currently, only the employment agreement with our Chief Executive Officer provides for an excise tax gross-up.

•	No Significant Perquisites Offered. We provide our named executive officers with very few perquisites (i.e., generally only employer matching contributions to our 401(k) plan), which are immaterial and other benefits not generally available to other employees. Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees. That said, we did provide an allowance for certain relocation expenses (but no home buyout) and reimbursement of certain commuting and legal expenses in the employment agreement for our new President and Chief Operating Officer to help offset some of the costs incurred as a result of his hiring and relocation. (See “2010 Employment Agreement and Severance Matters” below.)

•	Pre-clearance of Executive Officer Transactions Involving Our Common Stock. Before an executive officer may initiate a transaction involving our common stock, we require that our law department clear the transaction.

Philosophy

We have designed our executive compensation program to attract, retain and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for performance, as measured by both financial and non-financial factors, without encouraging excessive and unnecessary risk-taking behaviors. The Compensation Committee considered compensation risk implications during its deliberations on the design of our 2010 and 2011 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance. See “Risk Assessment Regarding Compensation Policies and Practices” above for information regarding our review of our employee compensation programs.

Our use of equity-based awards that vest over time also encourages key executives to remain in our employ. We require our named executive officers to enter into non-competition or other restrictive covenants with us, a practice that we believe should limit the possibility of losing them to our closest competitors. We also encourage executives to act as equity owners through our stock ownership guidelines described later in this discussion.

Role of Executive Officers in Compensation Process

Our Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, for his direct reports and the other named executive officers. In addition, he attends meetings of the Compensation Committee. As discussed below under “Annual Review of Compensation,” the Compensation Committee approves the compensation of the named executive officers, taking into consideration the recommendations of our Chief Executive Officer.

Compensation Consultants

During 2011, the Compensation Committee of the Board of Directors engaged Towers Watson (the surviving entity after the merger of Towers Perrin and Watson Wyatt & Company) to provide consulting services on the Compensation Discussion and Analysis and Say on Pay proposal, as well as the Summary of Potential Payments table in this proxy statement. During 2010 and 2008, the Compensation Committee engaged Towers Watson and Watson Wyatt & Company, respectively, to advise it in connection with a review of the Company’s 2003 Equity Incentive Plan. In addition, during 2010, the Compensation Committee engaged Towers Watson to advise it in connection with the Company’s employment agreement with Mr. Arduini, the extension of the employment agreement with Mr. Henneman and a review of non-employee director compensation. Further, during 2008, the Compensation Committee engaged Watson Wyatt & Company to advise it in connection with the extension of the Company’s employment agreements with Messrs. Essig, Carlozzi and Henneman. The Compensation Committee also called upon Watson Wyatt & Company in 2008 to provide consulting services on the Compensation Discussion and Analysis part of the 2008 proxy statement.

During 2010, 2009 and 2008, Watson Wyatt & Company served as a consultant to the Company in connection with the preparation of the Summary of Potential Payments table in the proxy statement.

During 2009, the Board of Directors engaged Watson Wyatt & Company to advise it on management development and succession planning matters.

Compensation of Other Companies

Our Compensation Committee considers the compensation practices of other companies in our industry in determining the compensation for our executive officers. This consideration generally occurs in connection with our entering into employment or severance agreements with executive officers, rather than on an annual basis. The Committee generally considers market compensation of other companies in our industry when reviewing base salaries of our executives. In 2010 and 2008 the Committee reviewed competitive market data provided by Towers

Watson and Watson Wyatt & Company, respectively, on two peer groups of companies in connection with (i) the employment agreement with Mr. Arduini and the extension of the employment agreement with Mr. Henneman and (ii) the extension of the employment agreements with Messrs. Essig, Carlozzi and Henneman, respectively. See “2010 Employment Agreement and Severance Agreement Matters” and “2008 Employment Agreement and Severance Agreement Matters.” In each case, the Compensation Committee approved the composition of the two peer groups, which we most recently updated in 2010 to reflect mergers, acquisitions and changes in size and competitive markets. While the Compensation Committee and the Chief Executive Officer review this data, the Company does not target its executives’ base salaries or other compensation at a specific percentile of market salaries or any particular group of companies.

The companies in the 2010 peer groups included the following:

Similar-Sized Peers	Large Company Peers

Alere Inc. (formerly known as	Baxter International Inc.
Inverness Medical Innovations, Inc.)	Becton, Dickinson and Company
American Medical Systems Holdings, Inc.	Boston Scientific Corporation
ArthroCare Corporation	C.R. Bard, Inc.
CONMED Corporation	CareFusion Corporation
Edwards Lifesciences Corporation	Covidien Public Limited Company
Haemonetics Corporation	Hospira, Inc.
Hill-Rom Holdings, Inc.	Medtronic, Inc.
Hologic, Inc.	St. Jude Medical, Inc.
NuVasive Inc.	Stryker Corporation
ResMed, Inc.	Zimmer Holdings, Inc.
STERIS Corporation
The Cooper Companies, Inc.
Wright Medical Group, Inc.

Elements of Compensation

Our executive compensation program contains the following elements: (1) base salary, (2) annual incentives in the form of bonus and/or incentive compensation plan payments, cash bonuses, equity-based awards or a combination of the above and (3) long-term equity-based incentives in the form of stock options, restricted stock, performance stock and other forms of equity. The Compensation Committee reviews these elements of compensation annually.

Base Salaries

We have relied upon historical practices and survey data to set salaries so as to attract and retain the members of our senior management team. We have considered base salaries for comparable positions or responsibilities at other medical device companies, based on the data obtained from published salary survey sources that we consult, the proxy statements of the companies mentioned above and other peer-group companies and/or materials that the Compensation Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive. We do not establish rigid targets for total compensation or any individual element of our executive compensation program, and we do not aim to fix our base salaries to a targeted percentile of compensation for similar medical device executives.

The Compensation Committee reviews base salaries annually, but it does not automatically increase them if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives or if increases are not warranted. We consider market factors, individual and Company performance, rate of inflation, responsibilities and experience when considering merit- or promotion-related increases.

In addition, in determining salaries for 2010 for Messrs. Essig, Carlozzi and Henneman, the Compensation Committee considered the extent to which the Company achieved the goals assigned to these executives for 2009 and the extent to which the individuals contributed to the achievement of those goals. No weightings were assigned, as the

Compensation Committee viewed the objectives in the aggregate, with emphasis on the qualitative goals. In addition, the Compensation Committee considered the Company’s long-term performance and overall accomplishments. See “Annual Review of Compensation” and “2010 Named Executive Officer Compensation — Base Salaries” below for additional information. Further, the Compensation Committee considered the fact that, because of economic conditions, (i) it did not increase the base salaries of Mr. Corbin and Ms. O’Grady during 2009 and (ii) it reduced the 2009 base salaries for Messrs. Essig, Carlozzi and Henneman to their respective 2008 base salary levels, pursuant to the April 2009 amendments to their respective employment agreements. (See “2009 Employment Agreement Matters” and “2010 Named Executive Officer Compensation — Base Salaries” below.) In determining the 2010 salary for Mr. Arduini, the Compensation Committee consulted with Towers Watson on competitive market data, and considered his salary at his prior employer and other factors. See “2010 Employment Agreement and Severance Agreement Matters.”

Annual Cash Incentives

Because our Company has grown and become recognized as a market leader in our industry, we need to pay competitively to retain our top executives and attract new ones. We pay discretionary cash bonuses to many of our executives, but not including the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer and (until his retirement) our former Chief Operating Officer, all of whom have or had bonus provisions in their employment agreements. These forms of compensation create annual incentive opportunities tied to objectives that are designed to help us achieve our short-term plans to grow the business and increase stockholder value.

Cash Bonuses for Executives with Employment Agreements.  We believe that paying cash bonuses accomplishes the goal of creating annual incentives, and we further believe that this form of compensation is similar to what other companies offer in our industry. The employment agreements that we entered into with our Chief Executive Officer (Mr. Essig), our President and Chief Operating Officer (Mr. Arduini), our Chief Financial Officer (Mr. Henneman) and our former Chief Operating Officer (Mr. Carlozzi) provide for an annual cash bonus opportunity equal to a targeted percentage of base salary. For 2010, the targeted amounts were 100% for Mr. Essig and 50% for Messrs. Carlozzi and Henneman. Mr. Arduini, whom we hired effective November 1, 2010, was not eligible for a bonus for 2010 performance. We did, however, award him a cash signing bonus of $500,000 pursuant to the terms of his employment agreement. See “2010 Employment Agreement and Severance Agreement Matters.” After reviewing the 2010 Company and individual performance, the Compensation Committee determined to pay cash bonuses for 2010 to certain of our executives, including Messrs. Essig, Carlozzi and Henneman, pursuant to the terms of their respective employment agreements. No weightings were assigned to the 2010 objectives for these executives and the Committee viewed the objectives in the aggregate, with emphasis on the qualitative goals.

Because of economic conditions, the Compensation Committee determined not to pay cash bonuses for 2009 to certain of our executives, including Messrs. Essig, Carlozzi and Henneman, whose employment agreements were amended in April 2009 to reflect this change. See “2009 Employment Agreement Matters.” In addition, after reviewing the 2010 and 2009 Company and individual performance, the Compensation Committee determined to pay discretionary cash bonuses for 2010 and 2009, respectively, to Mr. Corbin and Ms. O’Grady and certain other executives. Because of economic conditions, the Compensation Committee also determined not to pay cash bonuses to executives for 2008, as described below. See “Long-term Equity-Based Incentives.” As discussed below under “Annual Review of Compensation,” the Compensation Committee, in its sole discretion, after discussion with the Chief Executive Officer, determines the amount of the bonus that we will pay and bases its decision on the satisfaction of performance objectives or, in the case of any discretionary bonuses, Company, departmental and individual performance. As discussed below, prior to 2006 and for 2008 and 2009, the Committee determined not to award a cash bonus to Mr. Essig.

The employment agreements for our Chief Executive Officer, our President and Chief Operating Officer (beginning in 2012) and our Executive Vice Presidents generally provide for targeted cash bonuses. We believe that paying these executive officers a targeted bonus based on both qualitative and quantitative objectives without weightings or a formula allows the Compensation Committee to have flexibility to judge the performance of these officers on a number of factors, such as leadership, executive and organizational development, succession planning, compliance and quality objectives, and the accomplishment of goals that were set from time to time during the year.

Cash Bonuses for Other Key Employees.  In 2010 and 2009, we utilized a discretionary cash bonus program for key employees below the level of Executive Vice President. In 2009, we discontinued the Management Incentive Compensation Plan (“MICP”), a strict formula-driven cash incentive program for such employees when the Compensation Committee determined not to pay cash bonuses to executives for 2008 because of economic conditions.

Long-Term Equity-Based Incentives

We use restricted stock, performance stock, stock options and other equity equivalents to provide long-term incentives. These awards help us retain executives and align their interests with stockholders by setting multi-year vesting requirements and tying a significant portion of the compensation value to the value of our stock. Existing ownership levels are not a factor in award determination, because we do not want to discourage executives and other employees from holding significant amounts of our stock if they so choose.

We grant equity awards to employees in the following situations: (1) upon their hiring or entering into new employment agreements or amendments extending such agreements, (2) in connection with annual performance reviews, and (3) from time to time, for retention purposes or in special situations to reward certain employees who have been promoted or who achieved milestones or accomplished projects that benefit our Company.

In April 2011 and April 2010, we granted restricted stock with three-year cliff vesting to certain employees, including Mr. Corbin and Ms. O’Grady in connection with the Company’s 2010 and 2009 performance, respectively, as well as their individual performance. We believe that restricted stock ties the value of employees’ equity compensation to our long-term performance. By granting restricted stock instead of stock options, we are able to issue fewer shares and conserve the amount of equity available under our equity incentive plans. In addition, stock options no longer receive favorable accounting treatment. Finally, we believe that the vesting over three years of restricted stock awards provides an effective retention tool.

In December 2009 and 2010, we granted RSUs with annual vesting over three years to Mr. Essig as an award for 2009 and 2010 performance, respectively, pursuant to the August 2008 amendment to his employment agreement. In addition, in December 2009, we granted restricted stock to Mr. Essig as an award for 2009 performance pursuant to his April 2009 amendment to his employment agreement. This restricted stock award vested fully on December 31, 2010. Further, in December 2009 and April 2010, we granted restricted stock to Messrs. Henneman and Carlozzi, respectively, as an award for the Company’s 2009 performance, as well as their individual performance, pursuant to the April 2009 amendments to their respective employment agreements. These awards vested fully on December 31, 2010.

In November 2010, we granted fully vested RSUs to Mr. Arduini on the effective date of his appointment as President and Chief Operating Officer pursuant to the terms of his employment agreement. In addition, in December 2010, we granted restricted stock with annual vesting over two years to Mr. Henneman in connection with the extension of his employment agreement, subject to his continued employment. See “2010 Employment Agreement and Severance Agreement Matters.”

As described above under “Information Concerning Meetings and Committees,” the Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of Mr. Essig. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make during the year.

We require all named executive officers and substantially all U.S.-based employees to have signed a non-competition agreement, or an employment or severance agreement with non-competition provisions, as a condition of receiving an equity award.

Perquisites

We provide our named executive officers with very few perquisites (i.e., generally only employer matching contributions to our 401(k) plan) and other benefits not generally available to other employees. We provide management-level employees with a corporate credit card not available to all employees, which, until November 2010, included an airport club membership benefit. The employment agreement for Mr. Arduini provides a

$200,000 allowance for certain relocation expenses and reimbursement of certain commuting expenses and up to $15,000 in legal expenses relating to the initial negotiation of his employment agreement. See “2010 Employment Agreement and Severance Agreement Matters.”

Annual Review of Compensation

We make decisions regarding named executive officer compensation (salary increases, equity grants and bonus payments) in connection with our annual performance review process. The Compensation Committee determines Mr. Essig’s compensation at the meeting it holds each December. In addition, the Committee reviewed his performance prior to extending his employment agreement in August 2008. The Committee also reviewed the performance of Messrs. Carlozzi and Henneman prior to extending their respective employment agreements and approving restricted stock unit grants for each of them in December 2008. In April 2009, the Committee also considered their performance for 2008 when determining to grant restricted stock to Messrs. Carlozzi and Henneman in April 2009 in connection with an April 2009 amendment to their employment agreements. In December 2009, the Compensation Committee and our Chief Executive Officer reviewed the performance of Messrs. Carlozzi and Henneman prior to approving restricted stock awards for 2009 for each of them. For fiscal year 2010, we completed our review process for Mr. Corbin and Ms. O’Grady in February 2011. Thus, those equity grants awarded to Mr. Corbin and Ms. O’Grady in 2011 for 2010 performance do not appear in the Summary Compensation Table for 2010. We anticipate that we will adhere to a similar timetable for annual reviews in future years. We normally do not make equity grants to named executive officers other than Mr. Essig until after the end of the year, except that in December 2009, we awarded a restricted stock grant to Mr. Henneman for 2009 following the Committee’s review of his 2009 performance, consistent with the review and grant timing for Mr. Essig. In addition, as indicated above, in November 2010, we granted RSUs to Mr. Arduini in connection with his employment agreement. Further, we awarded Mr. Henneman restricted stock in December 2010 in connection with the extension of his employment agreement, consistent with the review and grant timing for Mr. Essig.

In the fourth quarter of each year, Mr. Essig discusses with the Compensation Committee and the Board of Directors a proposed list of his performance objectives. These objectives, described below, cover financial and organizational matters. The financial measures typically include revenue, EBITDA, earnings and/or similar metrics. At the end of each year, Mr. Essig provides a self-evaluation of his performance, which the Compensation Committee reviews and discusses with him. The Committee then solicits input from the full Board of Directors and meets in executive session to discuss Mr. Essig’s performance and to determine his annual salary increase, bonus amount and equity-based grant. Mr. Essig’s targets and objectives are set to be aggressive and ambitious, but without encouraging excessive and unnecessary risk-taking behavior. As a result, the objectives are not meant to be a “check-the-box” chart pursuant to which the Company will award Mr. Essig a certain percentage of his contractually obligated salary increase, equity award or bonus based upon a percentage of the objectives achieved. Rather, they are meant to guide the members of the Compensation Committee as to what compensation awards are appropriate for Mr. Essig based upon his overall performance.

Messrs. Carlozzi and Henneman discussed a proposed list of their objectives for 2010 with Mr. Essig. The objectives, described below, relate to each named executive officer’s areas of responsibility. At the end of each year, Mr. Essig reviews the performance of these named executive officers, which includes evaluating whether they satisfied their performance objectives, solicits feedback from other employees, and makes recommendations to the Compensation Committee regarding their salary increases, bonus amounts and equity awards. Mr. Essig also evaluates the performance of the other named executive officers with their supervisors and makes similar recommendations to the Compensation Committee. The Compensation Committee then considers Mr. Essig’s recommendations in making its determinations regarding compensation for these named executive officers.

For 2010, the Compensation Committee established a goal for Messrs. Essig, Carlozzi and Henneman to achieve adjusted EBITDA of $160-$170 million (excluding the impact of stock-based compensation expense). This quantitative goal was intended as a “stretch” goal that would significantly benefit the Company, without encouraging excessive and unnecessary risk-taking behavior. The Compensation Committee also established a goal for these individuals of developing a five-year strategic plan with the following objectives: minimum revenue growth of 7-10% per year, minimum adjusted earnings per share growth of 10-15% and increased focus on divisional management. In addition, the Compensation Committee assigned the following qualitative goals to these individuals:

•	outstanding leadership;

•	leveraging and maintaining high-quality relationships with the investment community and key customers;

•	keeping the Board informed and consulted on appropriate matters;

•	ensuring corporate governance and ethical responsibilities are met;

•	employee development;

•	business development;

•	aligning and motivating the organization to achieve the objectives;

•	recruiting high-quality executives and developing succession planning for critical positions;

•	supporting and guiding the strengthening of organizational development and planning efforts;

•	maintaining corporate environment for continuous improvement;

•	supporting the development of business opportunities;

•	achieving operating synergies projected in operating plans;

•	improving diversity;

•	encouraging employee equity ownership;

•	reviewing and enhancing compliance programs;

•	improving the timeliness and effectiveness of the finance function (for Messrs. Essig and Henneman);

•	improving and enhancing commitment to quality systems;

•	continuing to enhance evaluation process by tying compliance initiatives with performance evaluations;

•	participating in the development of the industry and public policy positions and action plans;

•	progress in improving gross margin; and

•	progress in managing capital efficiently.

The Compensation Committee reviewed corporate and individual performance against the 2010 goals described above for Messrs. Essig, Carlozzi and Henneman in determining the amount of their respective bonus for 2010 performance, as well as the amount of RSUs to grant to Mr. Essig for his annual equity award and the amount of restricted stock to grant to Mr. Henneman in connection with the extension of his employment agreement. For 2010, the Company achieved the adjusted EBITDA goal of $160-170 million (excluding the impact of stock-based compensation expense). In addition, the Committee considered the Company’s long-term performance and overall accomplishments. (See the “Executive Summary” above for information on certain key financial accomplishments for 2010.) Further, the goals of developing the five-year strategic plan and recruiting a high-quality executive to fill the vacancy that Mr. Carlozzi’s retirement created were achieved. See the “Executive Summary” above for information on Company performance and key accomplishments in 2010. In addition, the Committee reviewed each individual’s performance against the other goals described in the preceding paragraph. No weightings were assigned, and the Committee viewed the objectives in the aggregate, with special emphasis on the qualitative goals, particularly compliance, leadership, business development, recruiting, succession planning, employee development, progress in improving gross margin and progress in managing capital efficiently. As a result of the annual review, including a determination that these individuals had met or exceeded a significant amount of achievement of the “stretch” goal and the qualitative goals, the Committee determined that these individuals had met or achieved their 2010 goals taken as a whole. Accordingly, the Committee determined to pay these executives 100% of their respective target award amount. For Mr. Essig, the Committee determined to pay his target award partly in cash and partly in restricted stock units. (See “Annual Bonus Payments” below.) In addition, the Committee considered the performance of the Company and the individuals against these goals when determining the 2011 salaries and equity grants for Messrs. Essig and Henneman for 2010 performance.

Adjusted EBITDA, excluding the impact of stock-based compensation expense, consists of net income determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), excluding: (i) depreciation and amortization, (ii) other income (expense), net, (iii) interest income and expense, (iv) income taxes, (v) stock-based compensation expense and (vi) certain operating expenses that, for various reasons, we do not use when evaluating operating performance, e.g., because they are of an infrequent and/or non-cash nature.

We used adjusted EBITDA, excluding the impact of stock-based compensation expense, as one of the performance objectives for these executives for 2010 because we believe it provides important supplemental information regarding financial and business trends relating to the Company’s financial condition and results of operations. In addition, management uses adjusted EBITDA when evaluating operating performance because we believe that it provides a supplemental measure of our operating results that facilitates comparability of our operating performance from period to period, against our business model objectives and against other companies in our industry.

For 2010, we achieved $166.7 million of adjusted EBITDA, excluding the $15.7 million impact of stock-based compensation expense. This reflects a total of $85.3 million in adjustments to GAAP net income of $65.7 million excluding such compensation expense. The adjustments included the following:

•	$38.3 million of depreciation and amortization;

•	$(1.6) million of other income (expense), net;

•	$18.1 million of interest (income) expense, net;

•	$16.4 million of income tax expense;

•	$2.2 million of charges related to our Chief Operating Officer’s fully-vested equity and cash signing bonus compensation and other expenses related to his joining the Company; and

•	$11.9 million of certain operating expenses that we do not use when evaluating operating performance. These expenses include (i) acquisition-related charges, (ii) certain employee termination and related charges, (iii) charges associated with discontinued or withdrawn product lines, (iv) systems implementation charges, (v) facility consolidation, manufacturing and distribution transfer charges, (vi) charges relating to restructuring our European subsidiaries and (vii) intangible asset impairment charges.

For additional information, see our Current Report on Form 8-K that we filed on February 24, 2011.

In addition, during 2010, the Committee’s compensation decisions for Messrs. Carlozzi and Henneman reflected the Committee’s intent to provide the same basic level of compensation for each of them, reflecting similar responsibilities and individual performance.

For 2010, the Committee’s decisions regarding the compensation of Ms. O’Grady and Mr. Corbin were intended to keep their compensation in line with the compensation of other Senior Vice Presidents and Vice Presidents, respectively, as well as to generally maintain their overall compensation package consistent with that of prior years. In addition, such decisions recognized their individual performance as well as the Company’s performance.

Mr. Essig’s employment agreement provides that (1) we increase his salary by a minimum of $50,000 each year during the term of the agreement and (2) Mr. Essig be eligible for a target bonus in cash that shall not be less than 100% of his base salary. In addition, his agreement provided (prior to an amendment to the agreement in August 2008) that we award Mr. Essig an annual stock option grant ranging from 100,000 to 200,000 shares of our common stock. When we extended Mr. Essig’s employment agreement in August 2008, we amended the agreement to provide that his annual equity-based grant be in the form of RSUs or performance stock, at the Compensation Committee’s discretion, and that the grant cover between 75,000 and 100,000 shares of common stock. (See “2008 Employment Agreement and Severance Agreement Matters.”) The compensation that we have paid to Mr. Essig has demonstrated a connection among these three components. We have increased Mr. Essig’s salary by the minimum amount during each year of his agreement through 2010, except that, because of economic conditions, we temporarily reduced his 2009 base salary in April 2009 through the end of 2009 to his 2008 base salary level pursuant to the April 2009 amendment to his employment agreement. Similarly, in April 2009, we reduced the 2009 base salaries of Messrs. Carlozzi and Henneman to their 2008 levels pursuant to their respective April 2009 amendment to their employment agreement. Because of economic conditions, the Committee determined not to pay Mr. Essig a cash bonus for 2008 or 2009, as provided in the April 2009 amendment to his employment agreement. (See “2009 Employment Agreement Matters.”) In addition, we have awarded Mr. Essig the maximum amount of 100,000 RSUs in 2008, 2009 and 2010, as well as the full amount of his target award for 2009 (paid in restricted stock) and 2010 (paid partly in cash and partly in RSUs) pursuant to his employment agreement, owing primarily to his outstanding performance and the Company’s long-term performance, and partly due to the Company’s decisions regarding his salary increase and the Committee’s decision to not award him cash bonuses for many past years.

Historically, we have not used specific guidelines in making equity grants to our other executive officers; however, we have made equity grants with the objective of compensating our executive officers in a competitive manner, based on publicly available information on other companies, so as to retain their services, and we have considered the cash compensation that we pay to executive officers in setting the size of equity grants.

Equity Grant Practices

We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company. Historically, the Compensation Committee has approved the annual equity-based grants to Mr. Essig at its December meeting and generally approved the annual stock option or other equity-based grants to other executive officers and, depending on the amount of the award, other managers at a meeting held in December or February. The Compensation Committee approved (i) restricted stock awards for 2009 for Mr. Corbin and Ms. O’Grady on February 24, 2010, effective April 1, 2010 and (ii) restricted stock awards for 2010 for Mr. Corbin and Ms. O’Grady on February 22, 2011, effective April 1, 2011. In each case, the annual equity awards were approved after our annual review process for the individuals was completed. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. In addition, the Special Award Committee, comprised of our Chief Executive Officer, has authority (within specified limits) to approve equity-based awards to other managers. The Special Award Committee approves and makes equity grants on the first business day of the month. The Special Award Committee typically approves annual awards during the first quarter. We expect this general timetable to continue.

The grant date of Mr. Essig’s annual equity-based compensation award in the form of RSUs granted in December 2009 and December 2010 and his restricted stock award for 2009 granted in December 2009 pursuant to his employment agreement, entered into in July 2004, and subsequently amended in August 2008 and April 2009, has been the date the award was approved. In the case of the restricted stock award for 2009 granted to Mr. Henneman in December 2009, the Committee approved the grant on the date of the award. In the case of the restricted stock award for 2009 granted to Mr. Carlozzi in April 2010, the Committee approved the grant in advance of the grant date. In addition, in the case of the restricted stock granted to Mr. Henneman in December 2010 in connection with the extension of his employment agreement and the RSUs granted to Mr. Arduini in November 2010 in connection with his employment agreement, the Committee approved the grants in advance of the applicable grant dates. In general, the grant date for awards to other executive officers is either the date of the required approval or, for administrative convenience, the first business day of the month or quarter following the required approval. As we have generally moved from granting options to granting restricted stock and performance stock or RSUs, we expect grants to our named executive officers, other than annual equity-based grants to Mr. Essig pursuant to his employment agreement, to be made on the first business day of the month or quarter following the approval of the Compensation Committee. We make equity grants to members of our Board of Directors on the date of our annual meeting of stockholders.

The exercise price of stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The Compensation Committee or Special Award Committee, as applicable, may set a higher exercise price for options granted to employees based outside the United States if our counsel advises that it is necessary or advisable to do so under the applicable country’s law. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans. The terms of these plans require that the exercise price of options granted under the plans be not less than the fair market value of our common stock on the date of grant. The plans define “fair market value” as the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. In general, our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

2008 Employment Agreement and Severance Agreement Matters

In January 2008, we amended the employment agreements with Messrs. Carlozzi and Henneman to make minor changes to comply with Section 409A of the Internal Revenue Code (the “Code”) and to update treatment of insurance benefits following termination. In March 2008, we amended the employment agreement with Mr. Essig to make similar changes.

In January 2008, we entered into a one-year severance agreement with Ms. O’Grady which included minor changes to comply with Section 409A of the Code and to update the treatment of insurance benefits following termination. In addition, the new agreement provided for a cash severance payment in the event of a termination of employment relating to a change in control of one times base salary.

In August 2008, we amended Mr. Essig’s agreement (the “Essig Amendment”) to extend the term of his employment, as President and Chief Executive Officer, until December 31, 2011 and provide for automatic one-year extensions thereafter. Prior to extending the term of the employment agreement, the Committee engaged Watson Wyatt & Company to provide consulting services in connection with the terms of the Essig Amendment, including compiling market data on compensation of chief executive officers at peer groups approved in advance by the Committee. One group, consisting of similar-sized peers, included Abbott Medical Optics, Inc. (formerly known as “Advanced Medical Optics, Inc.”), Alere Inc. (formerly known as Inverness Medical Innovations, Inc.), American Medical Systems Holdings, Inc., Arthrocare Corp., Edwards Lifesciences Corp., Haemonetics Corp., Hologic, Inc., Medicis Pharmaceutical, STERIS Corp., The Cooper Companies, Inc. and Wright Medical Group, Inc. The second group, consisting of large company peers, included Baxter International Inc., Becton, Dickinson & Co., Boston Scientific Corp., C.R. Bard, Inc., Cardinal Health Inc., Covidien Public Limited Company, Genzyme Corp., Johnson & Johnson, Medtronic, Inc., St. Jude Medical, Inc., Stryker Corporation, Thermo Fisher Scientific Inc. and Zimmer Holdings, Inc. The review included data on larger medical device companies because Integra is a growing company, and our executives may be attractive candidates for these or similar companies.

Prior to approving the terms of the Essig Amendment, the Committee reviewed the market data analysis that Watson Wyatt & Company developed, the proposed amount, form and rationale for salary, bonuses and equity-based awards, tax and accounting considerations, individual circumstances, succession planning considerations and process for developing the terms of the amendment. The Essig Amendment provides that Mr. Essig was to receive grants of (i) 375,000 RSUs on the effective date of the Amendment (the “Initial RSU Award”); (ii) a non-qualified stock option (the “Option”) to purchase 125,000 shares of Company common stock (the “Shares”) to be granted on the first day on which the Company trading window was to open following the effective date of the Essig Amendment (the “Option Grant Date”) and (iii) annual grants during the term, commencing in December 2008, of between 75,000 and 100,000 RSUs or performance shares (the “Annual Award”).

Subject to Mr. Essig’s continued service with the Company, the Option vests as follows: 25% of the Shares vest on the first anniversary of the Option Grant Date and the remaining Shares vest monthly thereafter over the subsequent 36 months. In addition, the Option will vest in full upon the occurrence of any of the following: (i) termination of Mr. Essig’s employment by the Company without “Cause” or by Mr. Essig for “Good Reason,” (ii) a “Change in Control” of the Company, (iii) a “Disability Termination,” each as defined in the employment agreement, (iv) a termination of Mr. Essig’s employment upon non-renewal of the employment term by either party, or (v) Mr. Essig’s death (each, an “Acceleration Event”). The Option has a ten-year term.

The Initial RSU Award vested in full on the effective date of the grant, and the underlying shares will be deferred and delivered to Mr. Essig within the 30-day period immediately following the six-month anniversary of his separation from service.

Pursuant to the Amendment, the Annual Award may take the form of either (i) RSUs for between 75,000 and 100,000 (inclusive) shares of the Company’s common stock, or (ii) performance stock for between 75,000 and 100,000 (inclusive) shares of the Company’s common stock. The Compensation Committee will determine the form of the Annual Award in its sole discretion. For the 2008, 2009 and 2010 Annual Awards, the Committee determined to grant RSUs to Mr. Essig.

Any Annual Award of RSUs will vest, subject to Mr. Essig’s continued service with the Company, in three equal annual installments on the first three anniversaries of the grant date and will be subject to accelerated vesting upon the occurrence of an Acceleration Event. The shares underlying the vested RSUs covered by the Annual Award will be deferred and delivered to Mr. Essig within the 30-day period immediately following the six-month anniversary of his separation from service.

Any Annual Award of performance shares will be subject to both (i) annual time-based vesting through the three-year performance period and (ii) performance-based vesting if the Company’s sales in any calendar year during the three-year performance period exceed sales in the calendar year prior to such three-year performance period. The performance shares will only vest to the extent that both the time-based and performance-based conditions are satisfied (except in the event of a Change in Control of the Company). The time-based vesting condition will be deemed satisfied in full upon a termination of Mr. Essig’s employment by the Company without “Cause,” by Mr. Essig for “Good Reason,” by reason of a “Disability Termination,” each as defined in the employment agreement, or Mr. Essig’s death, or upon a nonrenewal of the employment term by either party. In addition, the performance shares will vest in full upon a Change in Control of the Company that occurs during the performance period and prior to Mr. Essig’s termination of service. The vested performance shares will be delivered to Mr. Essig upon or within thirty days after vesting.

Each of the RSU grants and performance stock grants will also include certain dividend equivalent rights for vested awards.

In December 2008, we amended the employment agreements for Messrs. Carlozzi and Henneman to extend the term of their agreements through January 4, 2011. Prior to extending the term of these employment agreements, the Committee engaged Watson Wyatt & Company to advise it in connection with the terms of the amendments, including compiling market data on compensation of chief operating officers and chief financial officers at the same peer groups approved in advance by the Committee for review in connection with the extension of Mr. Essig’s employment agreement.

The Committee used a similar process in reviewing and determining the terms of the amendments to extend the term of the employment agreements for Messrs. Carlozzi and Henneman as it had used when reviewing and determining the terms of the amendment to extend the term of Mr. Essig’s employment agreement. Prior to approving these amendments, the Committee reviewed the market data analysis that Watson Wyatt & Company developed, the proposed size, form and rationale for salaries, bonuses, equity-based awards, tax and accounting considerations, unique circumstances, succession planning considerations and process for developing the terms of the amendments.

The December 2008 amendments to the employment agreements with Messrs Carlozzi and Henneman provide that both Mr. Carlozzi and Mr. Henneman will receive (i) a base salary of $475,000 for 2009 and $500,000 for 2010, (ii) an annual bonus opportunity for each of 2009 and 2010 equal to 50% of annual base salary and (iii) 88,877 RSUs to be granted on December 18, 2008, of which 83,846 units represent the signing equity-based award and 5,031 units represent the equity-based award for 2008 performance. The restricted stock unit grants for each executive, subject to the executive’s continued service with the Company, vest in two equal annual installments on the first two anniversaries of the grant date and are subject to accelerated vesting upon the occurrence of any of the following: (i) termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason,” (ii) a “Change in Control” of the Company, (iii) a “Disability Termination,” each as defined in the employment agreements, or (iv) the executive’s death. The shares underlying the units will be paid out within the 30-day period immediately following the six-month anniversary after the executive’s separation from service with the Company.

The restricted stock unit grants include certain dividend equivalent rights for vested awards.

See “2009 Employment Agreement Matters,” “2010 Employment Agreement and Severance Agreement Matters,” “Post Employment Arrangements” and “Executive Compensation — Potential Payments under Termination or Change in Control” for additional information.

2009 Employment Agreement Matters

Because of economic conditions that commenced in the fall of 2008, in April 2009, we amended the employment agreements with Messrs. Essig, Henneman and Carlozzi to provide that, effective for the period commencing on the first day of the first full pay period of the Company on or after April 13, 2009 and ending on December 31, 2009, their 2009 annual base salary would be reduced to their respective 2008 annual base salary level; however, the salary reductions would not affect the calculation of severance payments, awards for 2009 performance or 2010 salary amounts. In addition, the amendments for Messrs. Carlozzi and Henneman provide that the Company will grant each of them for 2008 performance restricted stock equal in value to $180,000 (40% of their 2008 base salary) in recognition that no cash bonuses of equal value were awarded to them for 2008 performance. These grants vested 100% on March 15, 2010. Further, because the Company did not expect to pay cash bonuses for executives for 2009, the amendments for each of Messrs. Essig, Carlozzi and Henneman provided for the opportunity for each of them to earn grants of restricted stock for 2009 performance (instead of cash) equal in value to $650,000 for Mr. Essig (i.e., his 2009 salary before reduction) and $237,500 for each of Messrs. Carlozzi and Henneman (i.e., 50% of their 2009 salary before reduction). These grants vested 100% on December 31, 2010. See “Long-Term Equity-Based Incentives” above.

2010 Employment Agreement and Severance Agreement Matters

In January of 2010, we entered into a new one-year severance agreement with Ms. O’Grady following the expiration of her prior agreement. Ms. O’Grady’s severance agreement provides for a payment of one times base salary if, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for “Good Reason” (as defined in her agreement).

In October 2010, we entered into an employment agreement with Mr. Arduini. The employment agreement provides that he will receive (i) an annual base salary of $600,000 for 2010 and 2011, subject to annual reviews for any increase, but no decrease, (ii) a cash signing bonus of $500,000, (iii) a signing award of fully vested RSUs with a value of $1,500,000, (iv) a bonus for 2011 equal to 90% of his annual base salary, (v) an annual bonus opportunity for 2012 and future years with a target of 90% of base salary, based on achievement of performance objectives determined by the Compensation Committee with a range from 50% of base salary (if threshold performance goals are achieved) to a maximum of 150% of base salary, (vi) reimbursement of weekly round trip coach airfare for commuting prior to permanent relocation, (vii) reimbursement of up to $200,000 in certain relocation expenses (see “Perquisites below”) that do not include a home buy-out, (viii) reimbursement of up to $15,000 in legal fees incurred in connection with the initial negotiation of the employment agreement and (ix) discretionary annual equity awards equal to $1,000,000, allocated 70% in RSUs, which are subject to his continued employment, with annual vesting over three years and 30% in non-qualified stock options with a six-year term. Once vested, the shares underlying the RSU grants will be deferred and delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. The unvested RSUs are subject to accelerated vesting upon death or disability or upon a “Change in Control” of the Company (as defined in the agreement). Subject to Mr. Arduini’s continued service with the Company, the options will vest as follows: 25% of the Shares vest on the first anniversary of the option grant date and the remaining shares vest monthly thereafter over the subsequent 36 months. In addition, the options will vest in full upon his death or disability or upon a “Change in Control” of the Company.

If Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, “Disability” or “Cause” or Mr. Arduini terminates his employment with the Company for “Good Reason” (each as defined in the employment agreement), the Company will pay to him a lump sum cash severance amount equal to the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums for up to one year following the termination date. If within 18 months of a Change in Control of the Company, Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, Disability or Cause or he terminates employment with the Company for Good Reason, the Company will pay to him a lump sum cash payment equal to 2.99 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums during the period ending not later than the last day of the scheduled employment term. The employment agreement with Mr. Arduini does not include any tax gross-up provisions. The above severance benefits are conditioned on Mr. Arduini and the Company executing a mutual release of claims.

In October 2010, we amended the employment agreement with Mr. Henneman, including extending the term thereof through January 4, 2013. In addition, the amendment to his agreement deleted all gross-up provisions and provided for automatic one-year extensions unless either party provides at least six months advance notice of nonrenewal.

The October 2010 amendment to the employment agreement with Mr. Henneman provides that he will receive (i) a base salary of $525,000 for 2010 and $550,000 for 2011 and (ii) restricted stock with a value of $3,000,000 granted on December 15, 2010. His annual bonus opportunity targeted at 50% of base salary remains unchanged. The restricted stock grant, which is subject to his continued service with the Company, will vest in two equal annual installments on the first two anniversaries of the grant date and is subject to accelerated vesting upon the occurrence of any of the following: (i) termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason,” (ii) a “Change in Control” of the Company, (iii) a “Disability Termination,” each as defined in the employment agreement, or (iv) the executive’s death. If the employment agreement terminates as a result of the Company’s nonrenewal of the term, the nonrenewal would be treated the same as a termination without “Cause” and severance and certain benefits would be payable following the end of the term of the agreement. See “2008 Employment Agreement and Severance Agreement Matters” above for a description of the severance amount and benefits.

Prior to approving the terms of the employment agreement for Mr. Arduini and the amendment to Mr. Henneman’s employment agreement, as well as the December 2010 compensation matters for Mr. Essig (i.e., his 2011 salary and 2010 bonus and annual equity grant), the Committee engaged Towers Watson to provide consulting services in connection with the terms of these agreements and the December 2010 compensation matters for Mr. Essig, including compiling market data on compensation of chief executive officers, chief operating officers and chief financial officers at peer groups approved in advance by the Committee. One group, consisting of similar-sized peers, included Alere Inc. (formerly known as Inverness Medical Innovations, Inc.), American Medical Systems Holdings, Inc., Arthrocare Corporation, CONMED Corporation, Edwards Lifesciences Corp., Haemonetics Corporation, Hill-Rom Holdings, Inc., Hologic, Inc., NuVasive Inc., ResMed, Inc., STERIS Corporation, The Cooper Companies, Inc. and Wright Medical Group, Inc. The second group, consisting of large company peers, included Baxter International Inc., Becton, Dickinson & Co., Boston Scientific Corporation, C.R. Bard, Inc., CareFusion Corporation, Covidien Public Limited Company, Hospira, Inc., Medtronic, Inc., St. Jude Medical, Inc., Stryker Corporation and Zimmer Holdings, Inc. The review included data on larger medical device companies because Integra is a growing company, and our executives may be attractive candidates for these or similar companies.

The Committee used a similar process in reviewing and determining the terms of the employment agreement for Mr. Arduini and the amendment to extend the term of the employment agreement for Mr. Henneman and the December 2010 compensation matters for Mr. Essig as it had used in 2008 when reviewing and determining the terms of the amendments to extend the terms of the employment agreements with Messrs. Essig, Carlozzi and Henneman. Prior to approving the 2010 agreements for Messrs. Arduini and Henneman and the December 2010 compensation matters for Mr. Essig, the Committee reviewed the market data analysis that Towers Watson developed, the proposed size, form and rationale for salaries, bonuses, equity-based awards, tax and accounting considerations, unique circumstances, succession planning considerations and process for developing the terms of the amendments. In the case of Mr. Arduini, the Committee also considered the amount of his compensation at his former employer and the fact that he would be forfeiting a substantial amount of such compensation.

See “Post-Employment Arrangements” below for additional information.

Post-Employment Arrangements

We have entered into employment agreements with our Chief Executive Officer, our President and Chief Operating Officer and our Executive Vice Presidents. The employment agreements provide for payments if we were to terminate them other than for cause and if the executive were to terminate his employment for good reason, and provide for additional payments if the executive’s employment is terminated under these circumstances following a change in control. As indicated above, the employment agreement with Mr. Carlozzi expired on January 4, 2011.

In January of 2008, 2010 and 2011, we entered into a new one-year severance agreement with Ms. O’Grady following the expiration of her prior agreement. Ms. O’Grady’s severance agreement provides for a payment if, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for “good reason” (as defined in her agreement). The only named executive officers who currently have employment agreements that provide for termination payments outside a change in control are our Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer. Only a limited number of other U.S.-based employees are parties to agreements that provide for such payments.

We do not have a severance agreement with Mr. Corbin.

In 2006, we amended Mr. Essig’s employment agreement to provide for change-in-control benefits. Mr. Essig’s employment agreement entered into in 2004 provided that on a change in control all stock options would vest and become exercisable through their original expiration date and all unvested RSUs would vest and be distributed on the date of the change in control. Mr. Essig’s employment agreement also provided for a full gross-up payment to cover excise taxes under Section 280G of the Internal Revenue Code. We had included change-in-control benefits in the employment agreement that we entered into with our Executive Vice Presidents in late 2005 and early 2006, and our Compensation Committee determined that it was appropriate to amend Mr. Essig’s employment agreement to provide similar benefits.

The 2006 amendment provides Mr. Essig with change-in-control benefits that are in addition to the benefits that were provided in the initial agreement. Specifically, if within 18 months following a change in control (i) we terminate Mr. Essig’s employment for a reason other than death, disability or cause, (ii) Mr. Essig terminates his employment for good reason or (iii) we do not extend Mr. Essig’s employment agreement after a change in control, Mr. Essig will be entitled to additional severance benefits.

In January 2008, we amended the employment agreements with Messrs. Carlozzi and Henneman to make minor changes for compliance with Section 409A of the Code and to update our post-termination insurance benefit provisions. In March 2008, we made similar changes to the employment agreement with Mr. Essig. In January 2008, we entered into a new severance agreement with Ms. O’Grady to make similar changes and to change the cash severance amount for termination because of a change in control to one times base salary.

In August 2008, we amended the employment agreement with Mr. Essig, including extending the term thereof. In addition, in December 2008, we amended the employment agreements with Messrs. Carlozzi and Henneman, including extending the term thereof. In addition, the amendments to the agreements with Messrs. Carlozzi and Henneman deleted the prior provision for cash severance and certain other benefits upon a nonrenewal of the employment agreements.

In October 2010, we amended the employment agreement with Mr. Henneman, including extending the term thereof. In addition, the amendment to his agreement eliminated all gross-up provisions, provided for automatic one-year extensions unless either party provides at least six months advance notice of nonrenewal and included a provision for cash severance and certain other benefits upon the termination of the agreement as a result of a nonrenewal by the Company.

In October 2010, we entered into an employment agreement with Mr. Arduini which included a provision for cash severance and certain other benefits upon termination of the agreement for certain reasons.

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “2008 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement and Severance Agreement Matters” above for additional information.

In connection with Mr. Carlozzi’s retirement, the Compensation Committee approved the terms of a consulting agreement between the Company and an entity (the “Consultant”) of which Mr. Carlozzi is the principal, for the period beginning on January 4, 2011 and ending on June 15, 2011. Pursuant to the consulting agreement, the Consultant will perform consulting services for the Company related to special projects involving the Company’s business under the direction of the Company’s Chief Executive Officer for a fee of $600,000 for the full consulting term, payable $100,000 per month (or for June 2011, for the half month) plus reimbursement of reasonable expenses. The level of consulting services to be provided by the Consultant is equal to 50% of the level of services performed by Mr. Carlozzi prior to his retirement from the Company. The consulting agreement also provides for (i) an assignment to the Company of any intellectual property relating to the Company’s business that the Consultant creates relating to the assignments or projects associated with the work performed under the consulting agreement and (ii) non-competition and non-solicitation covenants for one year following the expiration or termination of the consulting agreement. In the event that the Company terminates the consulting agreement early (other than as a result of a material breach by the Consultant), the Consultant will be paid for the remainder of the consulting fee for the full term of the consulting agreement in a lump sum.

2010 Named Executive Officer Compensation

Base Salaries

In (i) December 2009 for Messrs. Essig, Henneman and Carlozzi, (ii) February 2010 for Ms. O’Grady and Mr. Corbin and (iii) October 2010 for Mr. Arduini, the Compensation Committee approved their respective base salaries shown in column (a) below.

		Percentage
	2010 Base Salary	Increase from 2009
Name	(a)	(b)

Stuart M. Essig	$700,000	7.7%
Peter J. Arduini	$600,000	N/A
John B. Henneman, III	$500,000	5.3%
Gerard S. Carlozzi	$500,000	5.3%
Judith E. O’Grady	$250,000	2.3%
Jerry E. Corbin	$250,000	8.2%

The salary amounts shown in column (a) above for Messrs. Essig, Carlozzi and Henneman were effective January 1, 2010. The salary amount shown in column (a) above for Mr. Arduini was effective November 1, 2010, the date he commenced employment with the Company. The increases for the other named executive officers were effective March 20, 2010. The percentage increases shown in column (b) for Messrs. Essig, Carlozzi and Henneman reflect the increase from the respective executive’s 2009 base salary in effect prior to a temporary salary decrease to 2008 salary levels. The increase in Mr. Essig’s salary from $650,000 to $700,000 was the minimum required under his employment agreement. In addition, the salary increase for each of Messrs. Carlozzi and Henneman was required by their respective employment agreement. See “Elements of Compensation — Base Salaries” above.

Annual Bonus Payments

Mr. Essig’s employment agreement provides that he shall be eligible for a cash bonus that shall not be less than 100% of his base salary. Prior to 2006, the Committee determined not to award Mr. Essig a cash bonus because of our limited cash flow. For 2008 and 2009, the Committee determined not to award a cash bonus to Mr. Essig because of economic conditions. For 2010, the Committee determined to pay him a bonus equal to $700,038 (approximately equal to the target amount), based on Company and individual performance. The Committee determined to pay the bonus partly in cash ($300,000) and partly in RSUs (with a value of $400,038) with annual vesting over three years.

A target bonus of 50% of base salary for 2010 is provided in the employment agreements to which Mr. Carlozzi and Mr. Henneman are parties. For 2010, the Committee determined to pay each of them a cash bonus equal to $250,000, the target amount, based on Company and individual performance. Because of economic conditions that commenced in the fall of 2008, the Compensation Committee determined not to pay cash bonuses to these executives for 2008 or 2009.

For additional information, see “Annual Review of Compensation” above.

Mr. Arduini, whom we hired in November 2010, was not eligible for a bonus for 2010 performance. The Company paid him a cash signing bonus of $500,000, as provided in his employment agreement. See “2010 Employment Agreement and Severance Agreement Matters.”

Discretionary Bonuses

The Compensation Committee determined to pay discretionary cash bonuses for 2010 to Mr. Corbin and Ms. O’Grady based on Company and individual performance. See “Annual Review of Compensation” and “Annual Cash Incentives” above.

Equity Awards

In July 2008, we granted to Mr. Henneman ten-year non-qualified stock options to acquire 50,000 shares of our common stock in connection with his appointment as Chief Financial Officer. The grant vested with respect to 25% of the shares on December 31, 2008 and vests thereafter with respect to 1/36 of the remaining shares on the first business day of each following month.

In August 2008, we granted to Mr. Essig 375,000 fully vested RSUs in connection with the August 2008 amendment to his employment agreement, which extended the term of his employment agreement through December 2011. The underlying shares will be deferred and delivered to Mr. Essig within the 30-day period immediately following the six-month anniversary of his separation from service from the Company. In addition, in August 2008, we granted to Mr. Essig ten-year non-qualified stock options to purchase 125,000 shares of our common stock in connection with the extension of the term of his employment agreement. The options vest with respect to 25% of the shares on the first anniversary of the date of grant and thereafter with respect to 1/36 of the remaining shares on the first business day of each following month.

Mr. Essig’s employment agreement, as amended in August 2008, provides that we shall award him an annual equity-based award in the form of RSUs or performance stock ranging from 75,000 to 100,000 shares of our common stock. In December 2008, December 2009 and December 2010, we granted 100,000 RSUs to Mr. Essig. In December 2010, we also granted to Mr. Essig 8,362 RSUs as part of his bonus for 2010. See “Annual Bonus Payments” above.” The awards vest in three annual equal installments on the first, second and third anniversaries of the grant date. The underlying shares will be deferred and delivered to Mr. Essig within the 30-day period immediately following the six-month anniversary of his separation from service. In addition, in December 2009, we granted 18,336 shares of restricted stock (representing 100% of his 2009 salary before the temporary salary reduction) to Mr. Essig for his 2009 performance pursuant to the terms of the April 2009 amendment to his employment agreement. These shares vested fully on December 31, 2010. In determining to grant the maximum amount for these equity-based awards, the Committee considered Mr. Essig’s performance for the applicable year, the extent of the Company’s achievement of objectives for such year, the Company’s long-term performance, the Committee’s determination not to grant him a cash bonus for the applicable year, the amount of his salary increase and other factors. See “Annual Review of Compensation” above.

In November 2010, we granted to Mr. Arduini 34,868 fully vested RSUs (with a value at the time of grant equal to $1,500,021) in connection with his employment agreement. The underlying shares (less 738 shares withheld for employment taxes at the time of the grant) are deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. See “2010 Employment Agreement and Severance Agreement Matters” above.

Pursuant to the terms of their employment agreements, as amended in December 2008 and April 2009, in December 2008 and April 2009, we granted 5,031 RSUs (representing 40% of their 2008 base salary) and 7,813 shares of restricted stock (representing 40% of their 2008 base salary), respectively, to each of Messrs. Henneman and Carlozzi for their 2008 performance. In addition, in December 2009 and April 2010, we granted 6,700 shares and 5,465 shares of restricted stock (with a value at the time of grant equal to 50% of their 2009 salary before the temporary salary reduction) to each of Mr. Henneman and Mr. Carlozzi, respectively, for their 2009 performance pursuant to the terms of the April 2009 amendment to their employment agreement. These shares vested fully on December 31, 2010. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years and takes into consideration the lack of a cash bonus for 2008 and 2009. See “Annual Review of Compensation” above. Because no cash bonuses were paid to Messrs. Henneman and Carlozzi for 2008 and 2009, as described above, the Committee did not follow its prior practice of paying them half of their bonus in cash and half in equity-based compensation. The Committee made this change because of then-current economic conditions. In December 2008, we granted each of them 83,846 RSUs in connection with the extension of the term of their employment agreements until January 4, 2011. The December 2008 restricted stock unit awards vests in two equal installments on the first and second anniversaries of the respective grant date. The shares underlying these restricted stock unit awards will be deferred and delivered to them within the 30-day period immediately following the six-month anniversary of their respective separation from service from the Company. The April 2009 restricted stock grants vested fully on March 15, 2010.

In December 2010, we granted to Mr Henneman 62,710 shares of restricted stock (with a value at the time of grant equal to $3,000,046) in connection with the extension of his employment agreement. The grant will vest in two annual equal installments on each of the first and second anniversaries of the grant date.

In April 2011, we granted restricted stock having a grant date value equal to $100,035 to Ms. O’Grady and restricted stock having a grant date value equal to $100,035 to Mr. Corbin for their respective 2010 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years and takes into consideration the amount of a discretionary cash bonus paid to them for 2010. See “Annual Review of Compensation” above. Because these grants were made in 2011, they will be shown in the Summary Compensation Table for 2011 in our 2012 proxy statement. The grants will vest 100% on the third anniversary of the grant date.

In April 2010, we granted restricted stock having a grant date value equal to $58,671 to Ms. O’Grady and restricted stock having a grant date value equal to $61,018 to Mr. Corbin for their respective 2009 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years and takes into consideration the amount of a discretionary cash bonus paid to them for 2009. See “Annual Review of Compensation” above.

In April 2009, we granted restricted stock having a grant date value equal to $146,657 to Ms. O’Grady and restricted stock having a grant date value equal to $150,168 to Mr. Corbin for their 2008 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years and takes into consideration the lack of a cash bonus for 2008. See “Annual Review of Compensation” above. The amount of these restricted stock awards was higher than in 2008 and we provided for annual vesting over three years instead of three-year cliff vesting because we took into account the decision not to pay a cash bonus for 2008

In April 2008, we granted restricted stock having a grant date value equal to $100,000 to each of Ms. O’Grady and Mr. Corbin for their respective 2007 performance. We granted performance stock having a grant date value equal to $168,000 to each of Mr. Carlozzi and Mr. Henneman pursuant to their employment agreement and for their 2007 performance. See “Annual Review of Compensation” above. The performance goal of the performance stock was that our sales in any calendar year during the performance period of January 1, 2008 and ending December 31, 2010, shall be greater than consolidated sales in calendar year 2007. These named executive officers received the shares of common stock underlying the performance stock promptly following December 31, 2010, since the performance goal has been met. Because these grants were made in 2008, they are shown in the Summary Compensation Table for 2008.

Compensation Program Matters Effective in 2010

2003 Equity Incentive Plan

In May 2010, we adopted the Second Amended and Restated 2003 Equity Incentive Plan, which our stockholders approved. These amendments increased the amount of common stock that may be issued or awarded under the plan by 1,750,000 shares. This change was intended to provide us with additional shares under the plan for the grant of stock-based awards to our executives and other employees, thereby linking their compensation to the value of our stock and providing a mix of compensation elements in their overall pay packages. This practice has served the Company well in the past by providing an incentive to executive officers, thereby helping the Company grow and the share price to increase over time. The amendments also made other technical changes to the plan. For addition detail, see the “Executive Summary” above.

Discretionary Cash Bonus Program

In light of the uncertainty in the economic recovery and in order to provide flexibility in terms of amounts and form of awards, the cash bonus awards for 2010 for Mr. Corbin and Ms. O’Grady were, and any cash bonus awards for 2011 for each of them will be, discretionary based on Company and individual performance and not based on a strict formula.

Stock Ownership Guidelines for Executive Officers

Our executive officers must meet the stock ownership guidelines that the Board of Directors has established in order to align their interests more closely with those of our stockholders. The Nominating and Corporate Governance Committee oversees compliance with these guidelines and periodically reviews them. The Chief Executive Officer is required to hold common stock with a value equal to two times his or her annual base salary. All other executive officers, including the other named executive officers, are required to own shares with an aggregate value equal to the executive’s base salary. Vested shares of restricted stock and vested RSUs, as well as unvested shares of restricted stock and unvested RSUs that are not performance-based, may be included to determine whether the required ownership interest has been met. Executive officers have five years from the later of February 23, 2006 and the date of their election or appointment as executive officers to attain this ownership threshold. All executive officers meet the stock ownership guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no officer falls out of compliance with the stock ownership guidelines.

In addition, our policies prohibit our employees from selling our stock “short” or otherwise speculating that the value of our stock will decline through the use of derivative securities. Such derivative transactions include writing “uncovered” call options or the purchase of put options. Buying our securities on margin is also prohibited. In addition, our policies also prohibit the frequent buying and selling of our stock to capture short-term profits.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code. Nevertheless, the Committee determined to pay Mr. Essig’s bonus for 2010 partly in cash and partly in RSUs in order to preserve the deduction for the full bonus amount. (See “Annual Bonus Payments” above.) Similarly, the employment agreement with Mr. Arduini provides that the Committee may determine to pay his bonus for 2011 and future years partly in cash and partly in fully vested RSUs in order to preserve the Company’s deduction for the bonus.

In 2006 and 2007, we reviewed the effect that Section 409A to the Internal Revenue Code (relating to treatment of nonqualified deferred compensation) could have on existing arrangements with our executive officers. Following our review in 2006, we entered into amendments to the agreements governing the restricted stock unit grants made in 2000 and 2004 to Mr. Essig in an attempt to be in compliance with the requirements of Section 409A of the Code. Following the issuance of further guidance from the Internal Revenue Service, our review in 2007 resulted in our entering into amendments to certain employment agreements and equity award agreements with Messrs. Essig, Carlozzi and Henneman in order to comply with the Section 409A requirements. In addition, the severance agreements entered into with Ms. O’Grady in January 2008, 2010 and 2011 reflect certain minor changes made to comply with these requirements. Further, our employment agreement with Mr. Arduini is intended to comply with these requirements.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement.

The Compensation Committee of the
Board of Directors

KEITH BRADLEY (CHAIR)
THOMAS J. BALTIMORE, JR.
NEAL MOSZKOWSKI

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table

The following table sets forth information regarding compensation paid to our Chief Executive Officer, our Chief Financial Officer and each of our four other most highly compensated executive officers, including a former executive officer, based on total compensation earned during 2010.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
				Stock		Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards(1)		Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total
Position	Year	($)	($)	($)		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)

Stuart M. Essig	2010	698,462	—	5,184,038		—	300,000	—	2,942	6,185,442
Chief Executive	2009	614,808	—	4,195,011		—	—	—	3,648	4,813,467
Officer(5)	2008	600,000	—	21,540,500		2,359,913	—	—	3,875	24,504,288
Peter Arduini	2010	92,308	500,000 (7)	1,500,021		—	—	—	—	2,092,329
President and Chief	2009	—	—	—		—	—	—	—	—
Operating Officer(6)	2008	—	—	—		—	—	—	—	—
John B. Henneman, III	2010	499,231	—	3,000,046		—	250,000	—	2,865	3,752,142
Executive Vice President,	2009	457,404	—	417,527		—	—	—	3,648	878,579
Finance and Administration, and Chief Financial Officer(8)	2008	444,808	—	3,348,020	(9)	870,420	—	—	3,875	4,667,123
Gerard S. Carlozzi	2010	499,231	—	237,509		—	250,000	—	—	986,740
Former Executive Vice	2009	457,404	—	180,012		—	—	—	—	637,416
President and Chief Operating Officer(10)	2008	444,808	—	3,348,020	(9)	—	—	—	—	3,792,828
Judith E. O’Grady	2010	248,708		58,671	(11)	—	63,750	—	3,850	374,979
Senior Vice President,	2009	244,400	—	146,657		—	87,984	—	3,648	482,689
Regulatory Affairs and Quality Systems, and Corporate Compliance Officer	2008	242,773	—	100,016		—	—	—	3,875	346,664
Jerry E. Corbin	2010	245,615	—	61,018	(11)	—	63,750	—	4,125	374,508
Vice President,	2009	231,000	—	150,168		—	91,476	—	3,648	476,292
Corporate Controller and Principal Accounting Officer	2008	227,365	—	100,016		—	—	—	3,875	331,256

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	The amounts in column (g) reflect cash awards earned as a discretionary bonus or pursuant to employment agreements. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information.

(4)	The amounts in this column consist of matching contributions made by the Company under the Company’s 401(k) plan. The aggregate amount of perquisites and other personal benefits for each named executive officer was less than $10,000.

(5)	Mr. Essig, our Chief Executive Officer, also served as President until November 1, 2010.

(6)	Mr. Arduini was appointed President and Chief Operating Officer, effective as of November 1, 2010.

(7)	The Company paid Mr. Arduini this amount as a hiring bonus pursuant to the terms of his employment agreement.

(8)	Mr. Henneman was appointed Chief Financial Officer on May 13, 2008.

(9)	The grant date fair value of the performance stock award component of these awards assumes that the performance conditions will be fully met.

(10)	Mr. Carlozzi served as Chief Operating Officer until November 1, 2010 and as Executive Vice President until his retirement on January 4, 2011.

(11)	The executive’s April 2011 restricted stock grant for 2010 performance is not reflected in the table because it was granted in 2011. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information.

Grants Of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity			Under Equity			Shares of	Securities	Price of	Stock and
		Date of	Incentive Plan Awards(1)			Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Comp.	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Options	Awards	Awards(3)
Name	Date	Committee	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	Action	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Stuart M. Essig	12/15/10	12/15/2010	—	—	—	—	—	—	108,362 (4)	—	—	5,184,038
	1/4/10	7/21/2004	—	700,000	—	—	—	—	—	—	—	—
Peter J. Arduini	11/1/10	10/12/2010	—	—	—	—	—	—	34,868 (5)	—	—	1,500,021
John B. Henneman, III	12/15/10	10/12/2010	—	—	—	—	—	—	62,710 (6)	—	—	3,000,046
	1/4/10	12/18/2008	—	250,000	—	—	—	—	—	—	—	—
Gerard S. Carlozzi	4/1/2010	12/17/2009	—	—	—	—	—	—	5,465 (7)	—	—	237,509
	1/4/10	12/18/2008	—	250,000	—	—	—	—	—	—	—	—
Judith E. O’Grady	4/1/2010	2/24/2010	—	—	—	—	—	—	1,350 (8)	—	—	58,671
Jerry E. Corbin	4/1/2010	2/24/2010	—	—	—	—	—	—	1,404 (8)	—	—	61,018

(1)	The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentages provided in the applicable employment agreement for Messrs Essig, Henneman and Carlozzi. Mr. Arduini, who received a signing bonus of $500,000 when he was hired in November 2010, did not receive an incentive award for 2010. Although the Compensation Committee determined to award the target amount to Mr. Essig for 2010 performance, the Committee determined to pay $300,000 of the target in cash and the rest in restricted stock units. See note (4). The Compensation Committee did not establish performance targets for Mr. Corbin or Ms. O’Grady for 2010. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information. See column (l) and notes (6), (7) and (8) below for more information on the restricted stock awards for Messrs. Henneman, Carlozzi and Corbin and Ms. O’Grady.

(2)	The amounts shown in this column represent shares of restricted stock or restricted stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a description of the material terms of these restricted stock and restricted stock unit awards.

(3)	This column reflects the full grant date fair value of the restricted stock and restricted stock units granted to each named executive officer in 2010. For restricted stock and restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the grant date noted.

(4)	This grant of restricted stock units represents the annual equity-based award for Mr. Essig as well as the portion of his annual incentive award that the Compensation Committee determined to pay in restricted stock units. The grant vests in three equal annual installments, beginning on the first anniversary of the date of grant. Subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of Mr. Essig’s separation of service.

(5)	This grant of fully vested restricted stock was made to the executive upon hiring pursuant to his employment agreement.

(6)	This grant of restricted stock was made to the executive for 2010 performance pursuant to the October 2010 amendment to his employment agreement. The grant vests in two equal annual installments, beginning on the first anniversary of the date of grant.

(7)	In April 2009, the executive’s employment agreement was amended to provide for payment of the incentive award for 2009 in restricted stock instead of cash. This grant of restricted stock was made to the executive for 2009 performance pursuant to the April 2009 amendment to his employment agreement. The grant was fully vested on December 31, 2010.

(8)	This grant of restricted stock was made to the executive for 2009 performance. This grant will vest 100% on the third anniversary of the date of grant.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2010.

	Option Awards(1)				Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
							Market		Number of	Value of
	Number of	Number of			Number		Value of		Unearned	Unearned
	Securities	Securities			of Shares		Shares or		Shares, Units	Shares, Units
	Underlying	Underlying			or Units		Units of		or Other	or Other
	Unexercised	Unexercised	Option		of Stock That		Stock		Rights	Rights
	Options	Options	Exercise	Option	Have Not		That Have		That Have	That Have
	(#)	(#)	Price(2)	Expiration	Vested		Not Vested(3)		Not Vested	Not Vested(4)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)		(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)		(i)	(j)

Stuart M. Essig	250,000	—	31.38	7/27/2014	—		—		—	—
	200,000	—	34.49	12/17/2014	—		—		—	—
	200,000	—	35.57	12/19/2015	—		—		—	—
	200,000	—	42.53	12/19/2016	—		—		—	—
	150,000	50,000	40.34	12/18/2017	—		—		—	—
	84,821	40,179	48.82	8/14/2018	—		—		—	—
	—	—	—	—	—	(5)	—	(5)	—	—
	—	—	—	—	99,999	(6)	4,729,953		—	—
	—	—	—	—	108,362	(7)	5,125,523		—	—
Peter J. Arduini	—	—	—	—	—	(8)	—	(8)	—	—
John B. Henneman, III	37,500	12,500	44.63	7/1/2018	—		—		—	—
	—	—	—	—	—	(9)	—	(9)	—	—
	—	—	—	—	—	(10)	—	(10)	—	—
	—	—	—	—	33,643	(11)	1,591,314		—	—
Gerard S. Carlozzi	—	—	—	—	—	(9)	—	(9)	—	—
	—	—	—	—	—	(10)	—	(10)	—	—
Judith E. O’Grady	7,500	—	33.48	11/1/2011	—		—		—	—
	—	—	—	—	7,731	(12)	365,676		—	—
Jerry E. Corbin	—	—	—	—	7,882	(13)	372,819		—	—

(1)	Option awards made to Named Executive Officers other than Mr. Essig and except for the option granted to Mr. Henneman in 2008 with an exercise price of $44.63, vest over four years and have a term of six years. All options issued to Mr. Essig and the option issued to Mr. Henneman in 2008 with an exercise price of $44.63 have a term of 10 years.

(2)	The option exercise price is equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of grant.

(3)	Market value is calculated by multiplying the number of shares in column (g) by $47.30, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2010.

(4)	Market value is calculated by multiplying the number of shares in column (i) by $47.30, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2010.

(5)	750,000 shares and 375,000 shares of common stock underlying restricted stock units granted to Mr. Essig in 2004 and 2008, respectively, were vested as of the grant date. In addition, 33,334 shares and 33,333 shares of common stock underlying restricted stock units granted to Mr. Essig in 2008 vested in 2009 and 2010, respectively. An additional 33,334 shares of common stock underlying restricted stock units granted to Mr. Essig in 2009 vested in 2010. However, Mr. Essig is not entitled to receive such underlying shares until after December 31, 2010. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(6)	Consists of 33,333 shares of common stock underlying restricted stock units granted on December 18, 2008 and 66,666 shares of common stock underlying restricted stock units granted on December 17, 2009 (each from an initial grant of 100,000 units). The terms of the awards provide that the shares from each of the initial grants will vest annually in three installments of 33,334 shares, 33,333 shares and 33,333 shares, respectively, on the first, second and third anniversaries of the date of grant. See footnote 5. The terms of the awards provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(7)	Consists of 108,362 shares of common stock underlying restricted stock units granted on December 15, 2010. The terms of the award provide that the shares will vest annually in three installments of 36,121 shares, 36,121 shares and 36,120 shares, respectively, on the first, second and third anniversaries of the date of grant. The terms of the award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(8)	34,868 shares of common stock underlying restricted stock units granted to Mr. Arduini in 2010 were vested as of the date of grant. However, Mr. Arduini is not entitled to receive such underlying shares (less 738 shares withheld to pay taxes) until after December 31, 2010. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(9)	3,855 shares of common stock underlying a performance stock award were vested as of December 31, 2010. The terms of the award provide that these shares will be deliverable as soon as practicable after January 3, 2011 if the performance condition is met. The performance condition was met in 2008.

(10)	44,439 shares and 44,438 shares of common stock underlying restricted stock units granted to the executive in December 2008 were vested in 2009 and 2010, respectively. However, the executive is not entitled to receive such underlying shares until after December 31, 2010. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(11)	Consists of 33,643 shares of common stock remaining from an initial restricted stock grant of 62,710 shares (of which 29,067 shares were withheld to pay taxes following an election to be taxed at grant) made to Mr. Henneman on December 15, 2010. These remaining shares will vest in two equal installments on the first and second anniversary of the date of grant.

(12)	Consists of 4,307 shares of restricted stock that vested on April 1, 2011, and, subject to continued employment, 2,074 shares of restricted stock that will vest on April 1, 2012 and 1,350 shares of restricted stock that will vest on April 1, 2013.

(13)	Consists of 4,356 shares of restricted stock that vested on April 1, 2011 and, subject to continued employment, 2,122 shares of restricted stock that will vest on April 1, 2012 and 1,404 shares of restricted stock that will vest on April 1, 2013.

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Stuart M. Essig	282,086	8,798,262	18,336	867,293
Peter J. Arduini	—	—	—	—
John B. Henneman, III	152,500	1,663,450	18,368	750,581
Gerard S. Carlozzi	28,022	314,862	17,133	771,560
Judith E. O’Grady	22,250	203,488	5,624	244,419
Jerry E. Corbin	—	—	4,697	204,211

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

Nonqualified Deferred Compensation in 2010

	Executive	Registrant		Aggregate		Aggregate	Aggregate Balance
	Contributions in	Contributions in		Earnings in Last		Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year		Fiscal Year		Distributions	Year-End
Name	($)	($)		($)		($)	($)
(a)	(b)	(c)		(d)		(e)	(f)

Stuart M. Essig	—	3,314,017	(1)	11,920,756	(2)	—	57,942,547	(3)
Peter J. Arduini	—	1,468,273	(4)	146,076	(5)	—	1,614,349	(6)
John B. Henneman, III	—	2,209,013	(7)	356,403	(8)	—	4,203,882	(9)
Gerard S. Carlozzi	—	2,209,013	(7)	356,403	(8)	—	4,203,882	(9)

(1)	This represents the fair market value of (i) 33,333 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2008) that vested on December 18, 2010, based on the $49.71 closing price of our common stock on the trading day immediately preceding the vesting date and (ii) 33,334 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2009) that vested on December 17, 2010, based on the $49.71 closing price of our common stock on the vesting date.

(2)	This amount represents the sum of the gain in the value of (i) 33,333 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 100,000 units) from December 18, 2010, the vesting date, through December 31, 2010, (ii) 33,334 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 100,000 units) from December 31, 2009 through December 31, 2010, (iii) 33,334 shares of common stock underlying restricted stock units (from an initial grant in December 2009 of 100,000 units) from December 17, 2010, the vesting date, through December 31, 2010, (iv) 750,000 shares of common stock underlying the 2004 grant of restricted stock units from December 31, 2009 through December 31, 2010 and (v) 375,000 shares of common stock underlying the August 2008 grant of restricted stock units from December 31, 2009 through December 31, 2010.

(3)	This represents the year-end value of (i) 750,000 shares of common stock underlying restricted stock units granted in 2004, (ii) 375,000 shares of common stock underlying restricted stock units granted in August 2008, both of which grants were vested as of the grant date, (iii) 33,334 shares and 33,333 shares of common stock underlying restricted stock units that vested in December 2009 and December 2010, respectively (from a December 2008 grant) and (iv) 33,334 shares of common stock underlying restricted stock units that vested in December 2010 (from a December 2009 grant). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Essig’s separation from service from the Company. The aggregate balance shown is based on the $47.30 closing price of our common stock on December 31, 2010.

(4)	This represents the fair market value of 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 were withheld to pay taxes) which grant was fully vested as of the grant date, based on the $43.02 closing price of our common stock on the vesting date.

(5)	This represents the gain in the value of 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 were withheld to pay taxes) from November 1, 2010, the vesting date, through December 31, 2010.

(6)	This represents the year-end value of 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 were withheld to pay taxes). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $47.30 closing price of our common stock on December 31, 2010.

(7)	This represents the fair market value of 44,438 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2008) that vested on December 18, 2010, based on the $49.71 closing price of our common stock on the trading day immediately preceding the vesting date.

(8)	This amount represents the sum of the gain in the value of (i) 44,438 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 88,877 units) from December 18, 2010, the vesting date, through December 31, 2010, and (ii) 44,439 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 88,877 units) from December 31, 2009 through December 31, 2010.

(9)	This represents the year-end value of (i) 44,438 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 88,877 units), and (ii) 44,439 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 88,877 units). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of the executive’s separation from service from the Company. The aggregate balance shown is based on the $47.30 closing price of our common stock on December 31, 2010.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements with each of its named executive officers other than Mr. Corbin which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2010. On December 31, 2010, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $47.30. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Stuart M. Essig, dated as of July 27, 2004 and subsequently amended on December 19, 2006, March 6, 2008, August 6, 2008 and April 13, 2009 (the “Essig Agreement”); (ii) the Employment Agreement between the Company and Peter J. Arduini, dated as of October 12, 2010 (the “Arduini Agreement”); (iii) the Amended and Restated Employment Agreement, between the Company and John B. Henneman, III, dated December 19, 2005 and subsequently amended on January 2, 2008, December 18, 2008, April 13, 2009, and October 12, 2010 (the “Henneman Agreement”); (iv) the Amended and Restated Employment Agreement between the Company and Gerard S. Carlozzi, dated December 19, 2005 and subsequently amended on January 2, 2008, December 18, 2008 and April 13, 2009 (the “Carlozzi Agreement”); and (v) the Severance Agreement, dated as of January 4, 2010, between the Company and Judith O’Grady (the “O’Grady Agreement”) (the Essig Agreement, the Arduini Agreement, the Henneman Agreement, the Carlozzi Agreement and the O’Grady Agreement are collectively referred to in this section as the “Agreements”). The Carlozzi Agreement expired on January 4, 2011.

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Agreements provide each of the applicable named executive officers (except Ms. O’Grady) with severance payments and benefits upon termination of employment by the Company without cause or by the executive for good reason before a change in control of the Company. For Mr. Essig, the Company will pay him a lump sum cash severance payment equal to his annual base salary (including the minimum increases) during the remainder of the current term of his agreement. For Messrs. Arduini, Henneman and Carlozzi, the Company will pay them a lump sum cash severance payment equal to the sum of their annual base salary as of their last day of active employment and their target bonus for the year of termination.

In addition, the Agreements provide that the Company will pay to each of the applicable named executive officers (other than Ms. O’Grady), for a specified period of time, the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment (for Messrs. Essig and Carlozzi only) based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life insurance had the executive’s employment not terminated. Specifically, Mr. Essig generally will receive payments until the end of the then-current term (currently December 31, 2011), and the other applicable executives generally will receive payments for a maximum of one year following their date of termination. In addition, the Company will pay Messrs. Arduini, Carlozzi and Henneman the monthly premium cost for disability insurance under the Company’s plan for a maximum of one year following termination.

The Essig, Carlozzi and Henneman Agreements also provide the applicable named executive officers (except Ms. O’Grady) with accelerated vesting of their equity awards upon such termination of employment. In addition, for Mr. Essig, all of his stock options will remain exercisable through their original expiration dates and he will receive the shares of common stock underlying the 750,000 restricted stock units granted to him on July 27, 2004 (the “2004 RSUs”) and the 375,000 restricted stock units and 100,000 restricted stock units granted to him on August 6, 2008, December 19, 2008, December 17, 2009 and December 15, 2010, respectively (collectively, the “2008, 2009 and 2010 RSUs”). In addition, Messrs. Carlozzi and Henneman will receive payment of common stock underlying the 88,877 restricted stock units granted to each of them in December 2008, and Mr. Arduini will receive payment of common stock underlying the 34,868 restricted stock units granted to him in November 2010 (less 738 shares withheld for employment taxes at the time of grant). Further, Mr. Henneman’s 2008 stock option grant will remain exercisable through its original expiration date.

The O’Grady Agreement provides that upon termination of her employment prior to a change in control, the Company’s standard employment policies and practices that are applicable to her at the time of her termination would be applicable, unless a written employment agreement between the Company and Ms. O’Grady is in effect at the time of such termination. The Company currently dos not have a written severance plan for employees generally or a separate employment agreement with Ms. O’Grady. Accordingly, Ms. O’Grady will not be entitled to any payments or benefits upon termination of her employment without cause prior to a change in control.

Good reason under the Agreements generally exists if (i) the Company materially breaches the respective Agreement and does not cure the breach within a specified period of time after its receipt of written notice of such breach; (ii) the Company relocates the executive to a location more than forty miles from Princeton, New Jersey (or for Mr. Essig only, more than thirty miles from Princeton, New Jersey and sixty miles from New York, New York); (iii) without the executive’s express written consent, the Company reduces the executive’s base salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to the executive, or substantially alters the executive’s authority and/or title (except as described below for Mr. Carlozzi) in a manner reasonably construed to constitute a demotion, provided that, for all executives (except Mr. Essig), the executive resigns within ninety days after the change objected to; (iv) without the executive’s express written consent, the executive fails at any point after a change in control to hold the title and authority with the parent corporation of the surviving corporation after the change in control (or, for all executives other than Mr. Essig, if there is no parent corporation, the surviving corporation) that the executive held with the Company immediately prior to the change in control, provided that the executive resigns within one year after the change in control (or for Mr. Essig only, he resigns for good reason within eighteen months after the change in control (in which case, no notice or cure period would apply)); or (v) the Company fails to obtain the assumption of the executive’s Agreement by any successor company. For Mr. Carlozzi, a change to another executive position reporting directly to the Chief Executive Officer does not constitute Good Reason.

The Essig Agreement provides for the following additional “good reason” terminations rights that are specific only to Mr. Essig: (i) if the Board of Directors fails to nominate him as a candidate for director; (ii) if he is not appointed as the President and Chief Executive Officer of the Company or as a member of the Board of Directors; (iii) if the Company materially breaches any equity compensation plan implemented after July 27, 2004 or any of the agreements evidencing his equity grant awards; (iv) if the Company materially fails to provide annual medical examinations and vacation benefits, or to substantially provide any material employee benefits due to him (other than any such failure which affects all senior executive officers); (v) if the Company fails to indemnify him in all material respects in accordance with the Company’s Bylaws and terms of any directors and officers liability insurance policy; or (vi) if the Company fails to initiate the procedures, as soon as practicable, to establish and maintain registration statements with respect to stock options and restricted stock units granted to him prior to July 27, 2004. Mr Essig consented to the November 1, 2010 change in his title to Chief Executive Officer and acknowledged that the change would not constitute a “good reason” termination of his employment.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements generally do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement generally would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Non-Renewal of Employment Agreement

The Essig Agreement provides that, upon nonrenewal of the term of such Agreement, all of his outstanding stock options granted after July 27, 2004 will immediately vest and remain exercisable through their original expiration dates. In addition, he will receive the shares underlying his 2004 RSUs and the shares underlying his 2008, 2009 and 2010 RSUs.

The Henneman Agreement provides that the Company will pay him the same payments and benefits as those payments and benefits described above under “Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Before A Change In Control” in the event of termination of his employment by reason of the Company’s election not to extend the term of the Henneman Agreement. In addition, the July 2008 stock option grant agreement with Mr. Henneman provides that, upon nonrenewal of the term of his employment agreement, his July 2008 stock option grant will accelerate and remain exercisable through its original expiration date. Further, he will receive the shares underlying his 2008 grant of restricted stock units.

Except as described above, no other Agreement with any executive officer provides for payments or benefits upon nonrenewal of the respective term of the Agreement.

Payments Upon Death

Only the Essig, Arduini, Henneman and Carlozzi Agreements provide severance payments and benefits upon death. Specifically, if Messrs. Essig, Arduini, Henneman and Carlozzi die during the term of their employment, then the Company will pay to their estate a lump sum payment equal to one times their annual base salary. In addition, the Company generally will pay their eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan and, for Messrs. Essig and Carlozzi only, a related gross-up payment based on a 45% tax rate for a period of one year from the date of their death.

The Essig, Arduini, Henneman and Carlozzi Agreements also provide for acceleration of their respective equity compensation awards. In addition, all of Mr. Essig’s stock options will remain exercisable until one year following his death, but in no event beyond their respective original expiration dates (except as described below with respect to his 2008 option grant). The options covered by Mr. Essig’s 2008 option grant that are vested at the time of his death will remain exercisable until the later of (i) December 31, 2011 or any extended expiration date of the employment agreement or (ii) one year following his death, but in no event beyond the option’s expiration date. Moreover, as promptly as practicable following his death, Mr. Essig’s estate will receive the shares underlying his 2004 RSUs and the shares underlying his 2008, 2009 and 2010 RSUs. The options covered by Mr. Henneman’s 2008 option grant that are vested at the time of his death will remain exercisable until one year following his death, but in no event beyond the option’s expiration date. In addition, the estates of Messrs. Carlozzi and Henneman will receive the shares underlying their respective 2008 grant of restricted stock units, and the estate of Mr. Arduini will receive the shares underlying his 2010 grant of restricted stock units.

Payments Upon Disability

Only the Essig Agreement provides payments upon termination of Mr. Essig’s employment on account of disability. Specifically, if his employment is terminated on account of his disability, then the Company will pay him an amount equal to (i) if such payments are taxable, his then-current base salary, or alternatively, (ii) if such payments are not taxable, the after-tax equivalent of his then-current base salary, in either case until December 31, 2011. The Company generally will pay to Mr. Essig for a period of one year the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover him under the Company’s group life insurance had his employment not terminated. Following December 31, 2011, Mr. Essig will continue to be entitled to receive long-term disability benefits under the Company’s long-term disability program in effect at such time to the extent he is eligible to receive such benefits.

In addition to the foregoing payments upon his termination of employment on account of his disability, all of Mr. Essig’s stock options will immediately vest and will remain exercisable until one year following his termination, but in no event beyond their respective original expiration dates (except as described below with respect to his 2008 option grant). The options covered by Mr. Essig’s 2008 option grant that are vested at the time of his termination for disability will remain exercisable until the later of (i) December 31, 2011 or any extended expiration date of the employment agreement or (ii) one year following his termination for disability, but in no event beyond the option’s expiration date. In addition, as promptly as practicable following such termination, all shares underlying his outstanding 2004 RSUs and 2008, 2009 and 2010 RSUs will be paid to him.

The options covered by Mr. Henneman’s 2008 option grant that are vested at the time of termination for disability will remain exercisable until one year following such termination, but in no event beyond the options’ expiration date. In addition, as promptly as practicable following such termination, Messrs. Carlozzi and Henneman will receive the shares underlying their respective 2008 grant of restricted stock units, and Mr. Arduini will receive the shares underlying his 2010 grant of restricted stock units.

Although no cash severance payments will be made to Messrs. Arduini, Henneman and Carlozzi upon their termination of employment on account of their disability, all of their equity awards will accelerate and become fully vested on the date of their termination of employment for disability except as described above with respect to Mr. Henneman’s 2008 stock option grant.

Under the Agreements, disability generally means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control. If (i) Mr. Essig’s employment is terminated by the Company for a reason other than death, disability, or cause, (ii) Mr. Essig terminates his employment for good reason, or (iii) the Company fails to renew the Essig Agreement, in each case, within eighteen months following a change in control, he will be entitled to a severance payment equal to the sum of (a) 2.99 times the sum of his base salary and target bonus for the fiscal year of his termination and (b) a pro rata portion of his target bonus in the year of termination. In addition, the Company will generally pay him until the later of the expiration of the then-current term of his employment agreement or for one year after termination the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover him under the Company’s group life insurance had his employment not terminated. Moreover, the Company will reimburse him for all reasonable legal fees and expenses incurred by him as a result of such termination of employment. The Company will also pay him interest on any severance payments that are delayed for six months because of the application of section 409A of the Code.

The Agreements with the other applicable named executive officers provide that, if within twelve months (or eighteen months for Mr. Arduini) of a change in control, their employment with the Company is terminated by the Company for a reason other than death, disability or cause, or they terminate employment with the Company for good reason, (or for Mr. Henneman, if his employment terminates as a result of the Company’s election not to extend the term of the Henneman Agreement), the Company will pay a lump sum cash payment equal to a multiple (2.99 times for Messrs. Arduini, Henneman and Carlozzi) of the sum of their annual base salary and target bonus (or for Ms. O’Grady, one times base salary). In addition, the Company will generally pay to such executives (other than Ms. O’Grady), the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment (for Mr. Carlozzi only) based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life and disability insurance had the executive’s employment not terminated for a period generally ending on the earlier to occur of (i) their date of death or (ii) December 31, 2013 for Mr. Arduini, December 19, 2012 for Mr. Carlozzi and the later of December 19, 2014 or December 19 of the year following the year in which termination occurs for Mr. Henneman. The O’Grady Agreement provides that, for a period ending on the earlier to occur of (i) one year after termination of employment or (ii) her date of death, the Company will generally provide health coverage in the Company’s health insurance program (if continuation of coverage is not prohibited) and reimburse her for the cost of the monthly healthcare premiums, less the amount she was required to pay for monthly coverage immediately before termination, on an after-tax basis. In addition, the Company will pay her a lump sum payment equal to the premium cost of continuing the life and disability insurance in effect on the date of termination (if continuation of coverage is not prohibited) until the earlier of (i) one year after termination or (ii) her date of death.

The Essig, Carlozzi, Henneman and O’Grady Agreements also provide that the Company will pay all reasonable legal fees and expenses incurred by the executives as a result of their termination of employment.

Mr. Essig’s Agreement provides, and until it expired on January 4, 2011, Mr. Carlozzi’s Agreement provided, that if any payment, coverage or benefit provided to them is subject to the excise tax under section 4999 of the Code, the executives will be grossed-up so that the executive would be in the same net after-tax position he would have been in had sections 280G and 4999 of the Code not applied. The O’Grady Agreement provides that if any payment or benefit provided to her would be subject to the excise tax under section 4999 of the Code, the amounts payable to her and benefits she will receive will be reduced so that no amounts she would receive would be subject to the excise tax under section 4999 of the Code if such reduction would result in her receiving a greater amount on an after-tax basis than if no reduction has occurred.

The Company’s equity plans provide for the acceleration of the vesting and/or delivery of all equity compensation awards for all of the named executive officers upon a change in control, regardless of whether their employment has terminated. The Essig Agreement provides that all stock options granted to Mr. Essig will remain exercisable through their original expiration dates, and he will generally receive payment of all outstanding restricted stock units (including the shares underlying his 2004 RSUs and his 2008, 2009 and 2010 RSUs) on the date of the change in control. In addition, Messrs. Carlozzi and Henneman will receive payment of common stock underlying the restricted stock units granted to each of them in December 2008 and Mr. Arduini will receive payment of common stock underlying the restricted stock units granted to him in November 2010. Further, Mr. Henneman’s 2008 stock option grant will remain exercisable through its original expiration date.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent (or for Mr. Essig only, thirty-five percent) of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason (for the Arduini, Henneman, Carlozzi and O’Grady Agreements, during any period of at least twenty-four months) to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Restrictive Covenants And Other Conditions

The foregoing severance benefits payable upon termination of employment prior to or after a change in control to the applicable named executive officers (except Ms. O’Grady) are conditioned on, for Messrs. Essig, Arduini, Henneman and Carlozzi, their execution of a mutual release.

In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements; provided, however, that the noncompetition and nonsolicitation covenants would not apply to Mr. Essig if he is terminated by the Company without cause or he terminates his employment for good reason prior to a change in control. Specifically, during the term of their employment with the Company and the one-year period thereafter (or for Mr. Essig, the two-year period thereafter), all of the named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 31, 2010 or a change in control of the Company occurred on December 31, 2010, as applicable:

	Termination
	Without Cause					Termination
	or With Good					Without Cause or
	Reason (Before a				Upon a Change	With Good Reason
	Change In	Non-Renewal			in Control	(After a Change in
Named Executive Officer	Control)	Of Agreement	Death	Disability	(No Termination)	Control)

Stuart M. Essig
Cash Severance	$750,000	$—	$700,000	$700,000	$—	$4,886,000
Continued Health & Other Benefits(1)	$28,440	$—	$28,440	$28,440	$—	$28,440
Acceleration of Stock Options	$348,000	$348,000	$348,000	$348,000	$348,000	$348,000
Acceleration of Other Grants(2)	$9,855,475	$9,855,475	$9,855,475	$9,855,475	$9,855,475	$9,855,475
Fees/Interest(3)	$1,839	$—	$—	$—	$—	$11,983
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$10,983,754	$10,203,475	$10,931,915	$10,931,915	$10,203,475	$15,129,898
Peter J. Arduini
Cash Severance)	$600,000	$—	$600,000	$—	$—	$1,794,000
Continued Health & Other Benefits(1)	$15,756	$—	$15,756	$—	$—	$47,268
Acceleration of Stock Options	—	$—	—	$—	$—	$—
Acceleration of Other Grants(2)	—	$—	—	$—	$—	$—
Fees/Interest(3)	$1,472	$—	—	$—	$—	$4,400
280G Gross-up Amount	—	$—	—	$—	$—	$—
Total	$617,228	$—	$615,756	$—	$—	$1,845,668
John B. Henneman, III
Cash Severance	$750,000	$750,000	$500,000	$—	$—	$2,242,500
Continued Health & Other Benefits(1)	$15,756	$15,756	$15,756	$—	$—	$63,024
Acceleration of Stock Options	$33,375	$33,375	$33,375	$—	$33,375	$33,375
Acceleration of Other Grants(2)	$1,591,314	$—	$1,591,314	$1,591,314	$1,591,314	$1,591,314
Fees/Interest(3)	$1,839	$1,839	$—	$—	$—	$5,500
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$2,392,284	$800,970	$2,140,445	$1,591,314	$1,624,689	$3,935,713
Gerard S. Carlozzi
Cash Severance	$750,000	$—	$500,000	$—	$—	$2,242,500
Continued Health & Other Benefits(1)	$28,440	$—	$28,440	$—	$—	$56,880
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$—	$—	$—	$—	$—
Fees/Interest(3)	$1,839	$—	$—	$—	$—	$5,500
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$780,279	$—	$528,440	$—	$—	$2,304,880
Judith E. O’Grady
Cash Severance	$—	$—	$—	$—	$—	$250,000
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$11,208
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$—	$—	$—	$365,676
Fees/Interest(3)	$—	$—	$—	$—	$—	$613
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$627,497

(1)	For Messrs. Essig and Carlozzi, the premium cost for health, life and disability insurance is assumed to be $2,370 per month, which includes $1,058 for a gross-up for taxes (based on an assumed 45% tax rate) on the health insurance premium cost. For Messrs. Arduini and Henneman, the premium cost for health, life and disability insurance is assumed to be $1,313 per month with no gross-up. For Ms. O’Grady, the premium cost for health, life and disability insurance (less that amount she would have been required to pay for such coverage immediately before termination) is assumed to be $934 per month, which includes $351 for a gross-up for taxes (based on an assumed 45% tax rate) on the health insurance premium cost.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)	The Essig, Henneman, Carlozzi and O’Grady Agreements provide for reasonable legal fees and expenses that may be incurred by the executive as a result of the executive’s termination of employment related to a change in control. However, the table does not include a value for these fees and expenses because they would be incurred only if there is a dispute under these Agreements. Thus, these amounts are undeterminable. For all executives, the amount shown represents the interest on the executive’s respective cash severance payment if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 0.49% compounded monthly.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation.  The compensation of directors during 2010 included the compensation payable during the period beginning with the Company’s 2009 Annual Meeting of Stockholders on May 20, 2009 and ending with the Company’s 2010 Annual Meeting of Stockholders on May 19, 2010.

As compensation for their service during the period beginning with the Company’s 2009 Annual Meeting of Stockholders, non-employee directors were able to elect to receive an annual equity grant of 1,875 shares of restricted stock or options to purchase 7,500 shares of common stock (with the Chairman of the Board of Directors being able to elect to receive 2,500 shares of restricted stock instead of options to purchase 10,000 shares of common stock). Directors also received an annual retainer of $60,000, payable in one of four ways, at their election: (1) in cash, (2) in restricted stock, (3) one half in cash and one half in restricted stock, or (4) in options to purchase common stock (the number of options determined by valuing the options at 25% of the fair market value of our common stock underlying the option), with a maximum of 7,500 options. Compensation for their service beginning with the Company’s 2010 Annual Meeting of Stockholders and ending with the Company’s 2011 Annual Meeting of Stockholders on May 17, 2011 remains unchanged from the prior period.

In addition, effective as of the 2011 Annual Meeting of Stockholders, the annual retainer for non-employee directors was increased from $60,000 to $75,000, payable in the four ways described above, except that if options are selected, the number of options will be determined by valuing the options at one-third (previously at one-quarter) of the fair market value of the common stock underlying the options. In addition, the number of shares of restricted stock that non-employee directors will receive if they elect to receive the annual equity grant in restricted stock was increased from 1,875 to 2,500 (and from 2,500 to 3,325 for the Chairman). The number of options that non-employee directors will receive if they elect to receive the annual equity grant in options remains unchanged at 7,500 options (or 10,000 for the Chairman).

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation earned by non-employee directors in 2010.

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(4)(5)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)

Thomas J. Baltimore, Jr.	—	138,318	—	138,318
Keith Bradley	60,000	—	127,742	187,742
Richard E. Caruso	—	—	268,242	268,242
Neal Moszkowski	—	—	225,661	225,661
Raymond G. Murphy	—	138,318	—	138,318
Christian S. Schade	11,413	60,037	127,742	199,192
James M. Sullivan	60,000	—	127,742	187,742
Anne M. VanLent	60,000	—	127,742	187,742

(1)	Includes amounts earned for 2010, but not paid until 2011.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(3)	Stock awards outstanding as of December 31, 2010 for each director consisted of restricted shares of common stock, as follows: Thomas J. Baltimore, Jr. — 1,655; Keith Bradley — 0; Richard E. Caruso — 0; Neal Moszkowski — 0; Raymond G. Murphy — 1,655; Christian S. Schade — 718; James M. Sullivan — 0 and Anne M. VanLent — 0.

(4)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 8, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	The aggregate number of options held by each director as of December 31, 2010 was as follows: Thomas J. Baltimore, Jr. — 0; Keith Bradley — 7,500; Richard E. Caruso — 30,788; Neal Moszkowski — 65,248; Raymond G. Murphy — 7,500; Christian Schade — 37,500; James M. Sullivan — 27,539 and Anne M. VanLent — 61,960.

Stuart Essig, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and does not receive compensation for his services as a director. The compensation received by Mr. Essig as an employee of the Company is shown above in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

	Number of Securities to be	Weighted-Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans(1)

Equity compensation plans approved by stockholders	3,231,479 (2)	$38.13 (3)	3,218,585 (4)
Equity compensation plans not approved by stockholders	—	—	—

Total	3,231,479	$38.13	3,218,585

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 72,921 shares of common stock underlying unvested Restricted Stock Units, (b) 162,345 shares of common stock underlying outstanding unvested contract stock, (c) 132,177 shares of common stock underlying outstanding unvested options, (d) 1,158,334 shares underlying vested and deferred Restricted Stock Units, (e) 278,551 shares underlying vested and deferred contract stock and (f) 1,427,151 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 1,231,255 shares of common stock underlying Restricted Stock Units, (b) 440,896 shares of common underlying contract stock and (c) 1,477,517 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $38.13.

(4)	Consists of 1,068,792 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 2,149,793 shares which remain available for issuance under the other Approved Plans, including 2,112,921 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Baltimore, Dr. Bradley and Mr. Moszkowski are the current members of the Compensation Committee. None of our compensation committee members currently serves nor did they ever serve as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee, will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, the Chairman and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $250,830 in rent for this facility during 2010.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on October 29, 2010, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 24, 2011.

The Audit Committee of the Board of Directors

ANNE M. VANLENT (CHAIR)
RAYMOND G. MURPHY
CHRISTIAN S. SCHADE
JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2011 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
	Number of						Percent
Name and Address of Beneficial Owner	Shares Owned(1)		Right to Acquire(2)		Total		of Class(3)

Thomas J. Baltimore, Jr.	14,034		—		14,034		*
Keith Bradley, Ph.D.	446		5,625		6,071		*
Richard E. Caruso, Ph.D.	6,661,614	(4)	26,851		6,688,465	(4)	23.4%
Stuart M. Essig	840,312	(5)	1,114,880	(6)	1,955,192	(5)	6.6%
Neal Moszkowski	3,511		61,936		65,447		*
Raymond G. Murphy	5,731		7,500		13,231		*
Christian S. Schade	4,500		35,625		40,125		*
James M. Sullivan	8,671		25,664		34,335		*
Anne M. VanLent	3,478		52,585		56,063		*
Peter J. Arduini	—		—	(7)	—		*
John B. Henneman, III	120,656		40,625	(8)	161,281		*
Gerard S. Carlozzi(9)	—		—	(8)	—		—
Jerry E. Corbin	12,012		—		12,012		*
Judith E. O’Grady	33,095		7,500		40,595		*
All directors, nominees for director and executive officers as a group (14 persons)	7,708,060	(10)	1,378,791	(11)	9,086,851	(10)	30.3%
FMR LLC and Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	2,398,244	(12)	—		2,398,244	(12)	8.4%
Provco Leasing Corporation 1105 N. Market Street Suite 602 Wilmington, DE 19801	6,614,543	(13)	—		6,614,543	(13)	23.1%
Tru St Partnership, L.P. 795 East Lancaster Avenue Suite 200 Villanova, PA 19085	6,591,205	(14)	—		6,591,205	(14)	23.0%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	2,387,096	(15)	—		2,387,096	(15)	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,802,903	(16)	—		1,802,093	(16)	6.3%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2011 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 28, 2011, we had 28,610,636 shares of common stock outstanding.

(4)	Includes 6,591,205 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”) (also see footnote 13 below). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 9,000 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by TRU ST and Provco. Also includes 38,071 shares owned by Dr. Caruso. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(5)	Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on December 14, 2004, Mr. Essig is obligated to deliver to Credit Suisse First Boston Capital LLC on March 28, 2013 between 264,550 and 500,000 shares of common stock (or, at the election of Mr. Essig, the cash equivalent of such shares). Mr. Essig retains voting power over these shares pending the settlement of the forward sale contract.

(6)	Excludes outstanding Restricted Stock Units awarded to Mr. Essig in 2004, which entitle him to receive an aggregate of 750,000 shares of common stock. These 750,000 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 28, 2011. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in August 2008, which entitle him to receive an aggregate of 375,000 shares of common stock. These 375,000 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 28, 2011. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in December 2008 and December 2009, of which 33,334 units vested in December 2009 and 66,667 units vested in December 2010. These vested Restricted Stock Units are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 28, 2011.

(7)	Excludes outstanding Restricted Stock Units awarded to the executive in November 2010 which entitle him to an aggregate of 34,130 shares of common stock. These Restricted Stock Units vested on the grant date, but are not yet deliverable and do not give the executive the right to acquire any shares within 60 days of February 28, 2011.

(8)	Excludes outstanding Restricted Stock Units awarded to the executive in December 2008 of which 44,439 units vested in December 2009 and 44,438 units vested in December 2010. These vested Restricted Stock Units are not yet deliverable and do not give the executive the right to acquire any shares within 60 days of February 28, 2011.

(9)	Mr. Carlozzi served as Chief Operating Officer until November 1, 2010 and as Executive Vice President until his retirement on January 4, 2011.

(10)	See footnotes 4 and 5 above.

(11)	See footnotes 6, 7 and 8 above.

(12)	FMR LLC, a holding company of investment companies, and Edward C. Johnson 3d each report beneficially owning and having sole dispositive power over 2,398,244 shares of which FMC LLC has sole voting power over 2,580 shares. Of the 2,398,244 shares, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 2,395,664 shares as a result of acting as such an investment advisor, Fidelity Magellan Fund (an investment company) owns 1,500,000 shares, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole dispositive power over 2,395,664 shares owned by the funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the voting agreement, members of the Johnson family group may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the fund’s board of trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the 1940 Act, is the beneficial owner of 2,580 shares as a result of its serving as an investment advisor. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 14, 2011.

(13)	Includes 6,591,205 shares held by Tru St (see footnote 14 below), of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares.

(14)	Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on November 23, 2004, Tru St is obligated to deliver to Credit Suisse First Boston Capital LLC on January 15, 2013 between 322,581 and 600,000 shares of common stock (or, at the election of Tru St, the cash equivalent of such shares). Tru St retains voting power over these shares pending the settlement of the forward sale contract.

(15)	Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting and sole dispositive power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Capital Research Global Investors with the Securities and Exchange Commission on February 11, 2011.

(16)	BlackRock, Inc. has sole voting and dispositive power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 4, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2010.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders is December 21, 2011. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 21, 2011. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 21, 2011, then the Company’s proxy for the 2012 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2012 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Senior Vice President, General Counsel, Human Resources and Secretary at our principal executive offices between January 18, 2012 and the close of business on February 17, 2012. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Senior Vice President, General Counsel, Human Resources and Secretary.

OTHER MATTERS

A copy of the Company’s 2010 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission on February 24, 2011. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ Richard D. Gorelick
Richard D. Gorelick
Senior Vice President, General Counsel,
Human Resources and Secretary

Plainsboro, New Jersey
April 14, 2011

ANNUAL MEETING OF STOCKHOLDERS OF
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
May 17, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.integralife.com/financials.cfm
Your vote is very important to us.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	00003333333333304000 8	051711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.
NO RECOMMENDATION IS BEING MADE BY THE BOARD ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	The Election of Directors:
			FOR	AGAINST	ABSTAIN
		Thomas J. Baltimore, Jr.	☐	☐	☐

		Keith Bradley	☐	☐	☐

		Richard E. Caruso	☐	☐	☐

		Stuart M. Essig	☐	☐	☐

		Neal Moszkowski	☐	☐	☐

		Raymond G. Murphy	☐	☐	☐

		Christian S. Schade	☐	☐	☐

		James M. Sullivan	☐	☐	☐

		Anne M. VanLent	☐	☐	☐

	2.	The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011;	☐	☐	☐

	3.	A non-binding resolution to approve the compensation of our named executive officers; and	☐	☐	☐

		3 years	2 years	1 year	ABSTAIN

	4.	A non-binding Proposal on the frequency of the advisory vote on the compensation of our named executive officers. ☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

                 ■
PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536
PROXY - Annual Meeting of Stockholders - Tuesday, May 17, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Stuart M. Essig and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 31, 2011 at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2011 or at any adjournment or postponement thereof.
      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3, BUT WILL NOT BE VOTED FOR ANY VOTING FREQUENCY ON PROPOSAL 4; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued and to be signed on the reverse side.)

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